Exhibit 99.1

Stephen E. Hessler, P.C.		Chad J. Husnick, P.C.
Patrick Venter		KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS LLP		KIRKLAND & ELLIS INTERNATIONAL LLP
KIRKLAND & ELLIS INTERNATIONAL LLP		300 North LaSalle Street
601 Lexington Avenue		Chicago, Illinois 60654
New York, New York 10022		Telephone:	(312) 862-2000
Telephone:	(212) 446-4800	Facsimile:	(312) 862-2200
Facsimile:	(212) 446-4900

Counsel to the Debtors and Debtors in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
FRONTIER COMMUNICATIONS	)	Case No. 20-22476 (RDD)
CORPORATION, et al.,[1]	)
)
Debtors.	)	(Jointly Administered)
)

NOTICE OF DELAYED ANTICIPATED EFFECTIVE DATE

PLEASE TAKE NOTICE that, the above-captioned debtors and debtors in possession (collectively, the “Debtors”) previously communicated to the United States Bankruptcy Court for the Southern District of New York (the “Court”) that the Debtors expected to achieve all requisite regulatory approvals contemplated by the Fifth Amended Joint Plan of Frontier Communications Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 984] (as amended from time to time, the “Plan”) 1 and emerge from chapter 11 prior to the end of the first quarter of 2021 (the “Anticipated Effective Date”).  The Debtors are providing this notice to apprise the Court and all stakeholders of changes to the Anticipated Effective Date.

[1]
The last four digits of Debtor Frontier Communications Corporation’s tax identification number are 9596.  Due to the large number of debtor entities in these chapter 11 cases, for which the Court has ordered joint administration, a complete list of the debtor entities and the last four digits of their federal tax identification numbers are not provided herein.  A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at https://cases.primeclerk.com/ftr.  The location of the Debtors’ service address for purposes of these chapter 11 cases is:  50 Main Street, Suite 1000, White Plains, New York 10606.

[2]	Capitalized terms used but not otherwise defined in this notice shall have the meanings given to them in the Plan.

PLEASE TAKE FURTHER NOTICE that, as of the date hereof, the Debtors have received all requisite regulatory approvals, except for approval from the California Public Utilities Commission (the “CPUC”).
PLEASE TAKE FURTHER NOTICE that, on February 12, 2021, the administrative law judge presiding over the CPUC proceeding (the “Administrative Law Judge”) released a proposed decision (the “PD”) that the CPUC scheduled to consider at its March 18, 2021 voting meeting.
PLEASE TAKE FURTHER NOTICE that, the CPUC voting meeting to consider the PD was held on March 18, 2021, at which time the CPUC adopted a revised PD which contained certain fiber buildout requirements that substantially reduced the feasibility of, and increased the cost and complexity of, the buildout for the Debtors.
PLEASE TAKE FURTHER NOTICE that, on March 18, 2021 after the CPUC completed its voting meeting, the Debtors, along with other parties with whom it had entered into settlements in California (together with the Debtors, collectively, the “Settlement Parties”), filed an objection to the PD.
PLEASE TAKE FURTHER NOTICE that, on March 22, 2021, the Administrative Law Judge issued that certain E‑Mail Ruling Regarding Stipulation to Shorten Time for Public Review and Comment (the “E‑Mail Ruling”), noting that as a result of the Settlement Parties’ objection to the PD, the CPUC intended to issue a further revised proposed decision (the “Revised PD”).
PLEASE TAKE FURTHER NOTICE that, on March 26, 2021, the Administrative Law Judge issued the Revised PD, attached hereto as Exhibit A.  The Administrative Law Judge explained that the Revised PD would be placed on the agenda for the April 15, 2021 CPUC meeting, with comments to the Revised PD to be filed and served no later than April 5, 2021 and reply comments to be filed and served no later than April 8, 2021.
PLEASE TAKE FURTHER NOTICE that, as a result of these events, the Anticipated Effective Date will not occur in the first quarter of 2021 and is expected to occur following the CPUC's anticipated approval of the Revised PD.

Dated: March 30, 2021	/s/ Stephen E. Hessler, P.C.
New York, New York	Stephen E. Hessler, P.C.
Mark McKane, P.C. (admitted pro hac vice)
Patrick Venter
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue
New York, New York 10022
	Telephone:	(212) 446-4800
	Facsimile:	(212) 446-4900
- and -
Chad J. Husnick, P.C.
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
	Telephone:	(312) 862-2000
	Facsimile:	(312) 862-2200

Counsel to the Debtors and Debtors in Possession

Exhibit A
Revised PD

March 26, 2021	Agenda ID #19343
Ratesetting

TO PARTIES OF RECORD IN APPLICATION 20-05-010:

This is the proposed decision of Administrative Law Judge (ALJ) Peter Wercinski. It will appear on the Commission’s April 15, 2021, agenda. The Commission may act then, or it may postpone action until later. This matter was categorized as ratesetting and is subject to Pub. Util. Code § 1701.3(c). Upon the request of any Commissioner, a Ratesetting Deliberative Meeting (RDM) may be held. If that occurs, the Commission will prepare and publish an agenda for the RDM three days beforehand. When the RDM is held, there is a related ex parte communications prohibition period. (See Rule 8.3(c)(4).)

When the Commission acts on the proposed decision, it may adopt all or part of it as written, amend or modify it, or set it aside and prepare its own decision. Only when the Commission acts does the decision become binding on the parties.

Pursuant to Rule 14.6(b), comments on the proposed decision must be filed on April 5, 2021 and reply comments must be filed on April 8, 2021.

Comments must be filed pursuant to Rule 1.13 either electronically or in hard copy. Comments should be served on parties to this proceeding in accordance with Rules 1.9 and 1.10. Electronic and hard copies of comments should be sent to ALJ Wercinski at peter.wercinski@cpuc.ca.gov. The current service list for this proceeding is available on the Commission’s website at www.cpuc.ca.gov.

/s/ ANNE E. SIMON
Anne E. Simon
Chief Administrative Law Judge

AES:gp2

Attachment

ALJ/PW1/gp2	PROPOSED DECISION	Agenda ID #19343
Ratesetting

Decision PROPOSED DECISION OF ALJ WERCINSKI (Mailed 3/26/2021)

BEFORE THE PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA

Application of Frontier Communications Corporation, Frontier California Inc. (U1002C), Citizens Telecommunications Company of California Inc. (U1024C), Frontier Communications of the Southwest Inc. (U1026C), Frontier Communications Online and Long Distance Inc. (U7167C), Frontier Communications of America, Inc. (U5429C) for Determination that Corporate Restructuring is Exempt from or Compliant with Public Utilities Code Section 854.

Application 20-05-010

DECISION APPROVING CORPORATE RESTRUCTURING WITH CONDITIONS

Attachment 1 – Cal Advocates/TURN/CWA Settlement Agreement
Attachment 2– CETF Settlement Agreement
Attachment 3- Yurok Settlement Agreement

i

DECISION APPROVING CORPORATE RESTRUCTURING WITH CONDITIONS

Summary

This decision approves the corporate restructuring (Restructuring) of applicants Frontier Communications Corporation, Frontier California Inc. (U1002C), Citizens Telecommunications Company of California Inc. (U1024C), Frontier Communications of the Southwest Inc. (U1026C), Frontier Communications Online and Long Distance Inc. (U7167C), and Frontier Communications of America, Inc. (U5429C) (collectively Frontier) described in the Application, with conditions. The Restructuring, as supplemented by the three settlement agreements (Settlement Agreements) by Frontier and intervenors (1) Public Advocates Office at the California Public Utilities Commission, The Utility Reform Network, and the Communications Workers of America, District 9, (2) California Emerging Technology Fund, and (3) Yurok Tribe, and the additional conditions set forth in this decision, is in the public interest and therefore satisfies the requirements for approval of a corporate transfer of control under Public Utilities Code Section 854. The Settlement Agreements, which impose requirements on Frontier regarding capital expenditures, service performance, workforce commitments, broadband deployment, customer price maintenance, financial reporting, local and tribal communities, WiFi community access and device distribution to low-income students, and commitments by Frontier to the Yurok Tribe, are reasonable in light of the whole record, consistent with law, and in the public interest and therefore satisfy the requirements of Commission Rule of Practice and Procedure 12.1(d).

This proceeding is closed.

1.	Bankruptcy-Related Background

Frontier Communications Corporation and its subsidiaries (collectively Frontier U.S.) are telecommunications services providers and the fourth largest incumbent local exchange carrier in the U.S.1 Frontier U.S. grew exponentially through a series of transactions from 2010 through 2016. By a February 2015 agreement that closed in April 2016, Frontier U.S. doubled in size for the second time in six years through the $10.54 billion purchase of the landline voice, broadband, and video operations of Verizon Communications Inc. and subsidiaries (collectively Verizon) in California, Texas, and Florida. Frontier U.S. financed the purchase through a private debt offering of $6.6 billion, a $1.5 billion senior secured loan facility, and a registered offering of $2.75 billion of preferred and common stock.2

1 Exhibit FTR-1 Appendix 1 (June 29, 2020 Disclosure Statement Relating to the Third Amended Joint Plan of Reorganization of Frontier Communications Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code) (Disclosure Statement) at 1. As of May 1, 2020, Frontier Communications Corporation and its operating subsidiaries had a presence in 25 states. Exhibit FTR-2 at 5.

2 Disclosure Statement at 37-38, 54-55.

In Application (A.) 15-03-005, Frontier Communications Corporation and Frontier Communications of America, Inc. (collectively Frontier Communications) sought approval from the California Public Utilities Commission (Commission) for the purchase of Verizon’s California operations (Verizon Acquisition). In Decision (D.) 15-12-005, the Commission approved that application with conditions and approved related settlement agreements with A.15-03-005 protestors.3 In addition, Frontier Communications entered into memoranda of understanding (MOUs) with various parties to A.15-03-005 related to the Verizon Acquisition. The MOUs are enforceable contracts that the Commission determined to be necessary to find the approval of the application in A.15-03-005 to be in the public interest.4 Among other commitments reflected in D.15-12-005, the MOU with California Emerging Technology Fund (CETF) requires Frontier Communications to offer LifeLine customers broadband speeds of 7 megabits per second (Mbps) downstream where available and the highest available upstream speed for $13.99 per month, and Frontier Communication’s settlement with joint protestors requires the deployment of broadband speeds of (1) 25 Mbps downstream and 2-3 Mbps upstream (25/2-3 Mbps)5 to an additional 400,000 California households by December 31, 2022, (2) 10/1 Mbps to an additional 100,000 unserved California households beyond its Connect America Fund (CAF) II commitments by December 31, 2020, and (3) 6/1-1.5 Mbps to an additional 250,000 California households.6 As a result of the Verizon Acquisition, about 2.2 million Verizon customers became customers of Frontier Communications Corporation's California subsidiaries.7

Pursuant to a settlement agreement between Frontier Communications and CETF approved by the Commission in D.19-03-017, Frontier Communications agreed to provide an additional 43,474 WiFi devices to community-based organizations (CBOs), advance additional funds to CETF based upon CBO-initiated adoptions of broadband service plans by low-income households, and install public WiFi locations.8

3 D.15-12-005 at 2.

4 Id. at 64.

5 This decision adopts the shorthand convention of referring first to the downstream speed, followed by a “/,” followed by the upstream speed.

6 D.15-12-005 at 56-58.

7 Id. at 2.

8 D.19-03-017 Order and January 14, 2019 Amendment between Frontier Communications and CETF filed with Joint Motion of Frontier Communications and CETF for Adoption of Settlement Agreement in A.15-03-005.

Serving California and the other areas covered by its acquisitions proved more difficult and expensive than Frontier U.S. anticipated, and integration issues made it more difficult to retain customers. Fierce competition in the telecommunications sector, shifting consumer preferences, and accelerating bandwidth and performance demands resulted in the unsustainability of Frontier U.S.’ outstanding debt obligations, which totaled about $17.5 billion in April 2020. Nationally, Frontier U.S.’ customers decreased from a high of 5.4 million after the close of the Verizon Acquisition in 2016 to 4.1 million in March 2020. Frontier U.S.’ shares, which traded on the New York Stock Exchange, dropped from $125.70 per share in 2015 to $0.37 per share in April 2020, reflecting an $8.4 billion decrease in market value.9

By 2019, Frontier U.S. had concluded that debt-oriented transactions would not improve its capital structure. Frontier U.S. formed a finance committee to evaluate various strategic restructuring alternatives, including addressing the upcoming 2021 and 2022 debt maturities and mounting pressure from various constituents, some of whom favored out-of-court deleveraging transactions while others sought in-court bankruptcy reorganization. After a review of the relevant factors, including what Frontier U.S. determined to be the general headwinds prevalent in the telecommunications industry, in March and April 2019 Frontier U.S. issued $1.65 billion in first lien secured notes due 2027 to repay indebtedness scheduled to mature in 2021 and extended the maturity date of $850 million of revolving loans from 2022 to 2024. In May 2019, Frontier U.S. entered into an agreement to sell its Pacific Northwest operations and assets for $1.35 billion, a transaction that closed on May 1, 2020. Although Frontier U.S. identified investment opportunities in the summer of 2019 to expand its fiber network to increase competitiveness and market share, it could not pursue these opportunities or other strategic transactions because of its inability to access cash and limitations caused by its massive debt overhang.10

9 Disclosure Statement at 37-38.

10 Id. at 38-40.

In the fall of 2019, Frontier U.S. began discussions with groups of its senior bond noteholders. On April 14, 2020, Frontier U.S. executed a Restructuring Support Agreement (RSA) with senior unsecured noteholders holding more than 75 percent of Frontier U.S.’ $10.95 billion in senior unsecured notes (Consenting Noteholders). The Consenting Noteholders are about 200 of the senior noteholders and are primarily financial investment funds.11 Under the RSA, about $10 billion of the senior unsecured notes would be converted to equity, effectively eliminating the ownership interests of the existing Frontier shareholders. The RSA anticipated Frontier U.S.’ filing for Chapter 11 bankruptcy reorganization, with Frontier U.S.’ debt obligations expected to be reduced to about $6.565 billion and its annual interest obligations to decrease from about $1.5 billion to about $500 million at emergence from bankruptcy. As a result, Frontier U.S. believed that the RSA’s implementation would free up substantial capital for operating its businesses.12

11 Exhibit FTR-1 at 5, 9, and 10.

12 Id. at 14.

On April 14, 2020, Frontier U.S. filed a joint plan of reorganization (Plan) under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York, Case No. 20-22476. Under the Plan, (1) holders of general unsecured claims will be paid in full, (2) holders of secured debt will be paid in full on the effective date (Effective Date) of the Plan, (3) holders of Senior Notes will receive a pro rata share of the common stock of the reorganized companies (Reorganized Frontier), $750 million of takeback debt, and cash of the Reorganized Frontier in excess of $150 million as of the Effective Date, (4) holders of certain secured and unsecured notes held by Frontier Communications Corporation subsidiaries will be reinstated or paid in full on the Effective Date, and (5) the previous equity owners will no longer have any ownership stake in Reorganized Frontier (the Plan and the actions proposed under it the Restructuring).13 The Effective Date of the Plan is the first business day after the Plan’s confirmation by the Bankruptcy Court in which all specified conditions have been satisfied or waived and Reorganized Frontier declares the Plan effective. The Plan’s Effective Date is contingent on the Commission’s approval of the Application in this proceeding.14

13 Id. at 16-17.

14 Id. at fn. 2.

Under the Bankruptcy Code, Frontier U.S. is required to prepare a disclosure statement (Disclosure Statement) containing adequate information to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan. On June 29, 2020, the Bankruptcy Court approved Frontier U.S.’ Disclosure Statement. Frontier U.S. then solicited and tabulated the votes of the senior noteholders regarding the Plan, with 91.03 percent of the voting senior noteholders representing 97.23 percent of the outstanding dollar amount of the senior notes voting in favor of the Plan, exceeding the Bankruptcy Code requirements of acceptance by at least one-half in number and two-thirds in dollar amount of the senior noteholders.15 The Plan was confirmed by the Bankruptcy Court on August 27, 2020.16 Frontier U.S. intends to emerge from Chapter 11 as soon as it obtains the necessary regulatory approvals, including the approval of the Commission.17

2.	Procedural Background

On May 22, 2020, Frontier Communications Corporation, its three California incumbent local exchange carrier subsidiaries Frontier California Inc., Citizens Telecommunications Company of California Inc., and Frontier Communications of the Southwest Inc. (the three incumbent local exchange carrier subsidiaries collectively the California ILECs), and its two California long distance subsidiaries Frontier Communications Online and Long Distance Inc. and Frontier Communications of America, Inc. (the six entities collectively Frontier and the five California subsidiaries collectively the California Subsidiaries) filed an Application (Application) for a determination that the Restructuring is exempt from or compliant with Public Utilities (Pub. Util.) Code Section 854. On May 22, 2020, Frontier also filed a Motion for Leave to File Confidential Portions of Application (Exhibit G) under Seal.

15 Id. at 19-20.

16 Exhibit FTR-3 at 2.

17 Exhibit FTR-1 at 21.

By Resolution ALJ 176-3462 filed on May 28, 2020, the Commission preliminarily determined that this proceeding was ratesetting and that hearings were necessary. On June 29, 2020, the Public Advocates Office at the Commission (Cal Advocates) filed a protest to the Application and The Utility Reform Network (TURN), the Communications Workers of America, District 9 (CWA), The Greenlining Institute (Greenlining), and the Center for Accessible Technology (CforAT) filed a joint protest to the Application (all intervenors collectively Intervenors). A prehearing conference (PHC) was held on July 24, 2020. A Scoping Memo and Ruling of Assigned Commissioner (Scoping Memo) filed on August 5, 2020 affirmed the Commission’s preliminary categorization of this proceeding as ratesetting and the necessity for hearings, set forth the issues, and adopted a procedural schedule. A ruling filed on August 27, 2020 modified the procedural schedule. On September 30, 2020, a ruling granted the motion for party status of Rural County Representatives of California (RCRC).

A workshop and public participation hearing were conducted on October 7, 2020. The day-long workshop featured presentations by Frontier and the Commission’s Communications Division, panel discussions on Community Experiences and Needs by local governmental and tribal representatives and on Conditions, Monitoring, and Enforcement by telecommunications and academic authorities, intervenor presentations from Cal Advocates, TURN, and CWA, and a transcribed public comment session. A total of 16 members of the public commented on the Restructuring at the transcribed evening public participation hearing. As of March 29, 2021, 32 written comments were also submitted by the public and posted on the Commission’s Public Comments page in this proceeding’s online Docket Card.

On October 14, 2020, a ruling was issued taking the evidentiary hearings scheduled for October 26-28, 2020 off-calendar. That ruling allowed the parties to file motions by October 19, 2020 to reset the evidentiary hearings pursuant to the requirements set forth in the ruling. No party filed a motion to reset the evidentiary hearings, and no evidentiary hearings were conducted.

On October 15, 2020, a ruling was issued granting the motion for party status of CETF. On November 18, 2020, Frontier, Cal Advocates, TURN, CETF, and CWA filed Opening Briefs. On December 10, 2020, Frontier, Cal Advocates, TURN, and CWA filed Reply Briefs, and a ruling was issued granting the motion for party status of the Yurok Tribe. On December 24, 2020, Frontier, Cal Advocates, TURN, and CWA entered into a settlement agreement attached to this decision as Attachment 1 (Attachment 1 Settlement Agreement) and filed a Joint Motion for Adoption of Settlement Agreement. The Yurok Tribe filed an Opening Brief on December 28, 2020. On December 12, 2020, Frontier and CETF entered into a settlement agreement attached to this decision as Attachment 2 (Attachment 2 Settlement Agreement) and on December 29, 2020 filed a Joint Motion for Adoption of Settlement Agreement.  On January 19, 2021, Frontier and the Yurok Tribe entered into a settlement agreement attached to this decision as Attachment 3 (Attachment 3 Settlement Agreement) and filed a Joint Motion for Adoption of Settlement Agreement (the Attachment 1 Settlement Agreement, Attachment 2 Settlement Agreement, and Attachment 3 Settlement Agreement collectively the Settlement Agreements). On January 20, 2021, the Yurok Tribe filed comments regarding the Attachment 1 Settlement Agreement and the Attachment 2 Settlement Agreement, and Greenlining and CforAT filed comments regarding the Attachment 1 Settlement Agreement. On January 27, 2021, Frontier, Cal Advocates, TURN, and CWA filed joint reply comments regarding the Attachment 1 Settlement Agreement, and CETF filed comments regarding the Attachment 3 Settlement Agreement.

A proposed decision was issued on February 12, 2021, in accordance with Pub. Util. Code Section 311, and comments were allowed under Commission Rule of Practice and Procedure (Rule) 14.3. Frontier, Cal Advocates, TURN, CWA, CETF, the Yurok Tribe, and RCRC filed opening comments on March 4, 2021. Frontier, Cal Advocates, and TURN filed reply comments on March 9, 2021. The Commission approved D. 21-03-043 on March 18, 2021.18 Ordering Paragraph 6 of D. 21-03-043 provides that the decision is effective upon the election of all parties to the Attachment 1 Settlement Agreement to accept the provisions of Ordering Paragraph 4(o) of that decision. On March 18, 2021, all parties to the Attachment 1 Settlement Agreement filed a Joint Notice of Rejection of Ordering Paragraph 4(o) of Decision Approving Corporate Restructuring with Conditions (Joint Notice of Rejection) rejecting the provisions of Ordering Paragraph 4(o) of D. 21-03-043. As a result, D. 21-03-043 is not in effect.

Testimony and documents were admitted into evidence pursuant to rulings granting motions for the admission of testimony and documents into evidence and for the admission of confidential testimony and documents into evidence under seal.19

18 The Commission issued D. 21-03-043 on March 19, 2021.

19 As reflected in the applicable motions and rulings listed in the Docket Card for this proceeding and the testimony and documents admitted into evidence that were electronically submitted as Supporting Documents using the Commission’s electronic filing system, Frontier’s exhibits in evidence were identified as Exhibits FTR-1 through FTR-8 and FTR-2C through FTR- 4C, Cal Advocates’ exhibits in evidence were identified as Exhibits CAL-01 through CAL-05, CAL-07, CAL-08, CAL-01C through CAL-06C, CAL-09C, CAL-02E through CAL-05E, CAL-
02EC through CAL-05EC, and CAL-03Errata, TURN’s exhibits in evidence were identified as Exhibits TRN-001, TRN-002, TRN-001C, and TRN-002C, CWA’s exhibits in evidence were identified as Exhibits CWA-001 through CWA-006, CETF’s exhibit in evidence was identified as Exhibit CTF-001, and the Yurok Tribe’s exhibits in evidence were identified as Exhibits YUR- 001, YUR-001A through YUR-001I, and YUR-002.

3.	Issues

As set forth in the Scoping Memo, the primary issue in this proceeding is whether, under Pub. Util. Code Sections 853 and 854, the Restructuring is in California’s public interest, including whether, after full consideration of its present and future effects, the Restructuring:

1.	Provides short-term and long-term economic benefits to ratepayers (Section 854(b)(1)).

2.	Maintains or improves Applicants’ financial condition (Section 854(c)(1)).

3.	Maintains or improves Applicants’ quality of service (Section 854(c)(2)).

4.	Maintains or improves Applicants’ quality of management (Section 854(c)(3)).

5.	Is fair and reasonable to affected Applicants’ employees, including both union and nonunion employees (Section 854(c)(4)).

6.	Is beneficial on an overall basis to state and local economies, and to the communities in the area served by Applicants (Section 854(c)(6)).

7.	Preserves the jurisdiction of the Commission and the capacity of the Commission to effectively regulate and audit Applicants (Section 854(c)(7)).

8.	Provides mitigation measures to prevent significant adverse consequences that may result (Section 854(c)(8)).

9.	Raises any safety or health considerations, including any effects on 911 service.

10.	Provides economic and noneconomic benefits to the tribal communities in the area served by Applicants.

11.
Will result in the transfer or disposal in any form of Applicants’ assets, and whether the Commission should require that local or tribal governments have a right of first offer or a right of first refusal regarding any transfer or disposal of Applicants’ assets.

12.	Affects the performance of Applicants’ obligations under and compliance with the terms and conditions of laws and Commission decisions, rules, orders, and resolutions.

13.	Affects the performance of Applicants’ obligations and compliance with the terms and conditions relating to Applicants’ status as a Carrier of Last Resort and an Eligible Telecommunications Carrier.

14.	Affects the rate or price charged to a ratepayer or customer.

15.	Affects Applicants’ performance or compliance with the terms and conditions of service to a ratepayer or customer.

16.	Affects Applicants’ network infrastructure.

17.	Affects Applicants’ broadband deployment.

18.
Affects the performance of Applicants’ obligations under, compliance with the terms and conditions of, and future participation in universal service and public purpose programs, including the California Advances Services Fund, the California High Cost Fund-B, California LifeLine Services, the California Teleconnect Fund, the Connect America Fund, and the Deaf and Disabled Telecommunications Program.

19.	Has any potential environmental impact requiring consideration under the California Environmental Quality Act.

20.	Affects Applicants’ provision of special access services, including backhaul services.

21.	Will increase, modify, or affect the Commission’s responsibilities regarding the regulation of Applicants.[20]

4.	Discussion

4.1.	Pub. Util. Code Section 854 and Scoping Memo Factors

4.1.1.	Overview

Under Pub. Util. Code Section 854(a), Frontier’s proposed Restructuring is a change of control that requires Commission approval. Under Pub. Util. Code Section 854(b)(1) and (c), Commission approval requires a showing that the Restructuring provides short-term and long-term economic benefits to ratepayers  and is in the public interest.21 Frontier has the burden of proving by a preponderance of the evidence that the requirements of Pub Util. Code Section 854 have been met.22

21 In the Scoping Memo, we determined that Pub. Util. Code Section 854(b)(2) and (3) do not apply to this proceeding.

22 Pub. Util. Code Section 854(f).

20 Scoping Memo at 4-6.

Pub. Util. Code Section 854(c) directs the Commission to consider specific public interest factors, but it does not require proof of each factor and does not bar consideration of other criteria. The Scoping Memo lists the applicable Pub. Util. Code Section 854(c) factors and other factors raised by the pleadings that are relevant to our consideration of the public interest, and we analyze each of those public interest criteria in the following sections.

Throughout this proceeding, Frontier has argued that the Application under Pub. Util. Code Section 854 is a “straightforward … restructuring transaction by which a new set of equity owners will be substituted for Frontier’s current public shareholders” and that “Frontier’s debt will be reduced from approximately $17.5 billion to approximately $6.5 billion.” As a result, Frontier claims, “The core issue that brings this matter before the Commission is not operational, managerial, or regulatory in nature. It is organizational only … The only question presented by this proceeding is whether the public interest is better served by authorizing the transfer of control in which the Senior Noteholders are the only party impaired as opposed to Frontier’s California Operating Subsidiaries remaining in bankruptcy and deepening their financial distress.”23

23 Frontier Opening Brief at 1-3.

We reject Frontier’s spin on the applicable standards under Pub. Util. Code Section 854. First, as much as Frontier would prefer that the public interest is framed by an “only question” not referenced in the statute, we prefer to follow the law and determine whether approval is in the public interest based upon the actual language of Pub. Util. Code Section 854 and the actual issues that derive from the statute as set forth in the Scoping Memo. Second, Pub. Util. Code Section 854 does not limit us to consider only “organizational” issues but rather explicitly directs us to consider multiple factors, including “operational” and “managerial” criteria such as quality of service, quality of management, and fairness to employees.24 Third, Frontier’s argument, by focusing on the transactional aspect of the Restructuring, implicitly directs the Commission to consider only whether the proposed Restructuring is in the public interest at its Effective Date. However, our inquiry is not so narrow-minded. Pub. Util. Code Section 854(b)(1) requires us to consider both the short-term and the long-term economic benefits of the Restructuring on ratepayers. Under Pub. Util. Code Section 854(c), we must consider whether the Restructuring improves Frontier’s financial condition, service quality, and quality of management and is fair to employees,25 and those evaluations must take account of the Restructuring’s future effects. In addition, the Scoping Memo guides us to determine whether the Restructuring is in the public interest after full consideration of its present and future effects. Therefore, we will take a broad temporal view of the public interest and not be tethered by time tunnel vision.

24 Pub. Util. Code Section 854(c)(2), (3), (4).

25 Pub. Util. Code Section 854(c)(1), (2), (3), (4).

The Commission’s authority to impose reasonable conditions for approval of the Restructuring is well-settled. Under Pub. Util. Code Section 854, the Commission shall consider reasonable options from other parties,26 and it is directed to consider “mitigation measures to prevent significant adverse consequences that may result.27 The Commission has a fundamental responsibility to thoroughly consider the evidentiary record, determine the applicable facts and law, and then exercise its reasonable discretion to craft appropriate remedies.28 Further, the California Court of Appeal has recognized that the Commission has the authority under Pub. Util. Code Section 854 to fashion its own conditions.29

26 Pub. Util. Code Section 854(e).

27 Pub. Util. Code Section 854(c)(8).

28 D.20-08-011 at 48.

29 PG&E Corp. v. Pub. Utilities Com. 118 Cal.App.4th 1174, 1196 (2004).

Before the Settlement Agreements,30 Frontier asserted that the “Intervenors’ proposed conditions are unnecessary and, in most cases, harmful because they would constrain the strategic discernment and management of a telecommunications carrier.”31 Frontier stated that “saddling Frontier with company-specific regulations in a dynamic industry would only impair Frontier’s ability to compete and distort the competitive market to the public’s detriment and would undermine its ability to help achieve the Commission’s public policy goals.”32 Frontier changed course by entering into the Settlement Agreements, which contain extensive conditions that were not part of the Restructuring. Both the authorities cited above and Frontier’s willingness to accept numerous additional conditions in the Settlement Agreements support our view that the Commission has broad discretion to impose conditions on approval of the Application. In the following sections, we consider whether the conditions contained in the Settlement Agreements and additional conditions are required for the Restructuring to be in the public interest.

4.1.2.	Short-Term and Long-Term Economic Benefits to Ratepayers

Under Pub. Util. Code Section 854(b)(1), Commission authorization for the Restructuring requires a finding of short-term and long-term economic benefits to ratepayers. Frontier asserts that the Restructuring satisfies this requirement because the anticipated debt reduction and corporate reorganization will position the California Subsidiaries to be stronger providers of voice and broadband services, preserve competitive options for consumers, and enhance Frontier’s ability to meet customers’ forward-looking telecommunications needs.33

30 The Attachment 1 Settlement Agreement contains provisions with information regarding subjects for which Frontier had previously asserted claims of confidentiality in documents admitted into evidence. In the Attachment 1 Settlement Agreement, however, Frontier made no assertions of confidentiality regarding any information in the agreement itself or information for which it had previously claimed confidentiality. As a result, Frontier has waived any confidentiality claim regarding information for which Frontier had previously asserted confidentiality that relates to the same subject in the Attachment 1 Settlement Agreement. Even if waiver did not apply, the recent Commission decision in D.20-12-021 supports disclosure. That decision, in which Frontier was a party, holds that information provided by telephone corporations to the Commission should be made public with certain limited exceptions, such as public safety, that are inapplicable here, and that a trade secret privilege is not appropriate where its assertion would, as in this proceeding, limit the ability of the public to review and understand information essential to a fair resolution of the matter. We reference certain information in this decision for which Frontier had asserted confidentiality based upon Frontier’s waiver of its confidentiality claim and the holding in D.20-12-021.

31 Exhibit FTR-3 at 14.

32 Exhibit FTR-4 at 3.

33 Exhibit FTR-2 at 18.

In the bankruptcy proceeding, Frontier presented three possible national post-Restructuring investment paths: the Base Case plan, the Reinvestment Case plan, and the Alternative Reinvestment Case plan. The Base Case plan contains final projections that reflect the impact of COVID-19 and information regarding Frontier’s major wholesale customers. Capital investment under the Base Case plan is limited to approved or existing capital projects.34 The Base Case plan does not include descriptions of new California broadband deployment after the Restructuring. Cal Advocates concludes that the Base Case plan does not support Frontier’s claim that the Restructuring will have significant short-term and long-term economic benefits to California customers.35 The Reinvestment Case and Alternative Reinvestment Case plans provide for investments identified by Frontier as Brownfield Overbuild, Tower/Small Cell, RDOF, and Future Densification/Edge Out. Cal Advocates concludes that Frontier would prioritize fiber deployment in California to only 455,000 locations under the Reinvestment Case and Alternative Reinvestment Case.36 Cal Advocates also asserts that Frontier has not identified but should identify California-specific investments.37

34 Disclosure Statement, Exhibit E.

35 Exhibit CAL-05 at 10.

36 Id. at 13.

37 Id. at 15.

Before the Settlement Agreements, Frontier argued that the Restructuring’s debt reduction and corporate reorganization will make the California Subsidiaries “stronger” and “enhance” its ability to meet customer telecommunications needs.38 Those general arguments do not tie the Restructuring to particular economic benefits flowing to California customers. However, the Settlement Agreements, with provisions for voice and broadband rate stability for residential customers for one year and the maintenance of broadband rates for three years for low-income customers, do provide tangible economic benefits to Frontier customers. Frontier’s Attachment 1 Settlement Agreement commitment not to decrease total employee technician staffing for three years will provide welcome reassurance of job stability that translates to a measure of economic security. Frontier’s commitment to deploy 25/3 Mbps to 4,000 tribal lands locations will likely result in economic gains for those new broadband beneficiaries. Although less easily shown to have specific economic benefits to particular ratepayers, Frontier’s Attachment 1 Settlement Agreement commitments of $1.75 billion in capital expenditures over four years and fiber to the premises (FTTP) to 350,000 locations within six years will logically result in telecommunications services to new customers and service improvements to existing customers that will generate monetary benefits to those customers over time. As a result, we find that the Restructuring, as supplemented by the Settlement Agreements, does provide short-term and long-term economic benefits to Frontier’s ratepayers.

4.1.3.	Effect on Frontier’s Financial Condition

Pub. Util. Code Section 854(c)(1) directs the Commission to consider whether the Restructuring maintains or improves Frontier’s financial condition in California. Frontier’s bankruptcy plan will reduce the debt of parent Frontier Communications Corporation by over $10 billion and reduce interest payments by about $1 billion annually. Frontier asserts that the debt reduction will significantly strengthen its financial condition and liquidity, and the balance sheet improvements will also improve Frontier’s access to capital.39

38 Exhibit FTR-02 at 18.

39 Id. at 22.

Cal Advocates proposes that no California Subsidiary be responsible for any debt obligations of Reorganized Frontier.40 Frontier states that no California Subsidiary will assume any incremental debt as a result of the Restructuring.41 However, Frontier also states, “There is no reasonable basis to suggest that the California Operating Subsidiaries should expect a direct allocation of ‘savings’ that arise from obligations that were held solely by the parent company. These parent-level Restructuring “savings” -again bankruptcy-related relief from debt obligations- will be used to support Frontier’s operations nationwide, including obligations such as pension and benefits expense, investments in systems/process improvements, and other company wide enhancements.”42 Thus, while Frontier extols the benefits to its Delaware parent company of the Restructuring’s debt and interest reductions, it is entirely unwilling to commit to any specific financial benefits to its California Subsidiaries.

40 Exhibit CAL-01 at 7; Exhibit CAL-05 at 29.

41 Exhibit FTR-3 at 50, 55.

42 Id. at 50.

As TURN points out, the objectives of Frontier’s proposed new owners are not clear, including whether they will press to extract cash through dividends and whether they will support reinvestment to provide for significant fiber expansion.43 In addition, the length of time that the new owners will hold their shares in Reorganized Frontier is not known.44 Before the Attachment 1 Settlement Agreement, TURN proposed Commission consideration of dividend notifications and limitations,45 including a recommendation that Frontier dividends be limited to an unspecified percentage of net income and possibly tied to the amount of debt assumed by its California Subsidiaries or the parent company.46 TURN also proposed that the Commission limit upstream dividends from the California Subsidiaries until the Commission has certified that all conditions imposed by this decision have been met and the financial variance reports described below have been provided.47 TURN requested that Frontier be required to notify the Commission of the dividend policy adopted by Frontier’s new board of directors and any changes to the policy in the next three years.48 TURN would also have required Frontier to file reports tracking variances between Frontier’s California Base Case projections versus actual results,49 and TURN proposed that the Commission require Frontier to provide detailed comparative financial statements showing before and after balances for each California Subsidiary.50

Before the Attachment 1 Settlement Agreement, Frontier objected to any Commission limitations on capital flows between the parent company and its operating subsidiaries because they are likely to elevate the perceptions of risk and raise Frontier’s cost of capital.51 The Attachment 1 Settlement Agreement does not limit the amount or manner of distribution of dividends. The Attachment 1 Settlement Agreement does require Frontier to provide information and reports regarding dividends of Frontier Communications Corporation and Frontier’s California ILECs.

43 Exhibit TRN-001 at 56.

44 Id. at 57.

45 Ibid.

46 TURN Opening Brief at 31.

47 Exhibit TRN-001 at 68.

48 Ibid.

49 Id. at 67.

50 Ibid.; TURN Opening Brief at 29.

51 Exhibit FTR-3 at 57.

Although the Attachment 1 Settlement Agreement has several financial reporting requirements that will allow the Commission to have a more transparent view of Frontier’s finances, those reports by themselves do not necessarily establish that the Restructuring will benefit or even maintain the financial condition of Frontier’s California operations. Given Frontier’s unwillingness to commit to California-specific benefits from the Restructuring’s debt reduction and the lack of clarity regarding future financial decisions, the evidence fails to show that the Restructuring either maintains or improves Frontier’s financial condition.

4.1.4.	Effect on Frontier’s Quality of Service

Under Pub. Util. Code Section 854(c)(2), the Commission must consider whether the Restructuring maintains or improves the quality of service to Frontier’s California ratepayers. Frontier states that the Restructuring will not alter its day-to-day operations and that service quality will at least be maintained. Frontier also states that no service will be discontinued or interrupted as a result of the Restructuring.52

52 Exhibit FTR-2 at 23.

The Out of Service (OOS) Repair Interval Standard measures the time it takes to restore service after an OOS trouble report or outage. OOS is an important service quality metric that relates to service reliability and public safety.53 General Order (GO) 133-D requires that telephone companies restore service for at least 90 percent of all OOS reports within 24 hours each month. Frontier acknowledges that it has regularly failed to meet the GO 133-D OOS Repair Interval Standard, but it argues that service quality issues are not properly addressed in this proceeding because Frontier is actively addressing those issues in other Commission proceedings.54 Nevertheless, before the Settlement Agreements, Frontier promised to submit a detailed plan and quarterly updates to the Commission describing the actions its California ILECs have taken and will take to meet the OOS Standard and improve service performance. Frontier also promised that, for three years starting with its emergence from Chapter 11, its California ILECs would agree to (1) double the monetary sanction or service quality improvement calculated under D.16-08-021 and reflected in GO 133-D in effect on November 1, 2020, and (2) provide a customer credit of $5 per day for services subject to the GO 133-D standard that remain out of service for longer than 24 hours.55

Before the Attachment 1 Settlement Agreement, TURN asserted that Frontier has not made substantive commitments regarding service quality.56 TURN proposed that Frontier file a plan for each California Subsidiary regarding how it will meet all applicable GO 133-D service quality requirements.58

53 Exhibit CAL-04 at 11.

54 Exhibit FTR-4 at 19-20.

55 Frontier Opening Brief at 5.

56 Exhibit TRN-001 at 39. Although not part of the evidentiary record, we note that a Frontier cable splicer expressed his concern at the October 7, 2020 public participation hearing about the alleged deterioration of Frontier’s network and asked that the Commission ensure that Frontier makes specific and enforceable commitments to invest in service in California. October 7,2020 Public Participation Hearing Transcript at 22-23.

57 Exhibit TRN-001 at 67.

According to Cal Advocates, Frontier spent about $322 million from 2016 through 2019 on network investments and projects to improve service quality and reliability.58 Cal Advocates found that Frontier has regularly met GO 133-D’s Customer Trouble Reports standard.59  However, Frontier regularly failed to meet GO 133-D’s OOS Repair Interval Standard, reflecting poor service quality from July 2016 through March 2020.60 Cal Advocates found that the cause of Frontier’s poor OOS record was deteriorating network infrastructure, as shown by the large number of repairs for bad cable pairs and corrosion.61 In addition, the Commission’s Consumer Affairs Branch record of informal customer complaints from July 2016 through December 2019 shows that a substantial percentage of those complaints related to service issues, including outages, and that informal complaints regarding Frontier’s service made up a larger percentage of overall complaints than for Frontier’s competitors.62 Frontier has acknowledged that its service is poor in comparison to its competitors.63

Before the Attachment 1 Settlement Agreement, CWA proposed that the Commission require Frontier to design and implement an enforceable service quality improvement plan for every California service region.64 Cal Advocates proposed to require Frontier to retain a consultant to perform quarterly Frontier customer satisfaction surveys beginning 180 days after approval of the Application.65 Frontier objected to that requirement because it creates unnecessary expense and does not mitigate any Restructuring transaction risk in that Frontier is not acquiring properties from another entity.66

58 Exhibit CAL-04 at 18.

59 Id. at 9-10.

60 Id. at 5.

61   Id. at 15-16.

62   Id. at 26-28.

63 Id. at 29.

64 CWA Opening Brief at 9.

65 Exhibit CAL-01 at 8; Exhibit CAL-03 at 4; Cal Advocates Confidential Opening Brief at 4-5.

66 Exhibit FTR-4 at 25.

The Attachment 1 Settlement Agreement expands on Frontier’s previous service quality commitments by (1) providing a $10 per day credit to tribal lands customers for OOS outages of over 24 hours and (2) setting specific percentage mandates regarding GO 133-D’s OOS standards and significant penalties for failure to meet those standards that will be in addition to those already imposed by GO 133-D. We believe that those additional commitments make it more likely that Frontier’s service quality will improve after the Restructuring. However, we note that Frontier had also committed to meeting GO 133-C service quality standards as part of a Verizon Acquisition settlement agreement approved by the Commission in D.15-12-005. Frontier failed to meet that commitment, and we remain concerned that Frontier’s service quality promises will not be realized even with the penalties set forth in the Attachment 1 Settlement Agreement. Therefore, we conclude that the strong public interest in having Frontier comply with its post-Restructuring commitments regarding service quality also requires the additional service quality reporting requirements described in Ordering Paragraph 4. In addition, we will appoint a compliance monitor (Compliance Monitor) as described in Ordering Paragraph 4 to be paid by Frontier to monitor Frontier’s compliance with all terms, requirements, and conditions of Ordering Paragraph 4 and pursue enforcement of all such requirements and conditions, including Frontier’s commitments regarding service quality.

4.1.5.	Effect on Frontier’s Quality of Management

Pub. Util. Code Section 854(c)(3) directs the Commission to consider whether the Restructuring will maintain or improve the quality of Frontier’s management. Frontier states that the composition of the parent company’s board of directors may change upon its emergence from Chapter 11, but no changes to Frontier’s current management are anticipated that would impact day-to-day operations in California.67 TURN notes that Frontier Communications Corporation’s new board of directors has not yet been installed because the Effective Date of the Plan has not yet occurred. TURN states that no strategic direction decisions have been made, and the Commission has no information about what Frontier’s direction will be. Therefore, TURN believes that the Commission cannot make a conclusive decision whether Reorganized Frontier will be in California’s public interest.68

Although Frontier asserts that no day-to-day operational management changes are anticipated, we do not know the identity, quality, or length of service of Frontier’s post-Restructuring boards of directors, who typically set a corporation’s strategic direction and select senior management. Given that uncertainty, the evidence fails to show that the Restructuring will maintain or improve the quality of Frontier’s management.

67 Exhibit FTR-2 at 24.

68 Exhibit TRN-001 at 45

4.1.6.	Fairness and Reasonableness to Affected Frontier Employees

Under Pub. Util. Code Section 854(c)(4), the Commission shall consider whether the Restructuring is fair and reasonable to affected employees, including both union and nonunion employees. From 2017 to 2020, when Frontier’s customers decreased by 15 percent in California and 25 percent nationally, its workforce decreased by 23 percent in California and 28 percent nationally, including a 30 percent decline in California residential customer support functions.69 In 2020, Frontier’s national customer to employee ratio was 221:1 and its California ratio was 318:1.70

Before the Attachment 1 Settlement Agreement, Cal Advocates had proposed that the disparity between Frontier’s national and California workforces be addressed by requiring Frontier’s customer to employee ratio in California to at least equal its national customer to employee ratio within three years of Commission approval of the Restructuring.71 Cal Advocates also proposed that the Commission require Frontier to submit an annual report of national and California customer and employee totals for three years after approval of the Restructuring.72

CWA had proposed that Frontier be required to reduce its reliance on outside contractors and maintain a workforce adequate to fix the network and address widespread service quality issues, with the workforce no less than the current California employment level.73

69 Exhibit CAL-03 at 6-7. Although not part of the evidentiary record, we note that a Frontier customer service technician stated at the October 7, 2020 public participation hearing that staffing levels for technicians and call centers had dropped significantly and requested the Commission to require Frontier to maintain a work force large enough to provide good service and build out its fiber network. October 7, 2020 Public Participation Hearing Transcript at 14-15.

70 Exhibit CAL-03 at 7.

71 Id. at 4; Exhibit CAL-01 at 8; Cal Advocates Confidential Opening Brief at 5.

72 Exhibit CAL-01 at 8.

73 CWA Opening Brief at 6; Exhibit CWA-001 at 9.

Before the Attachment 1 Settlement Agreement, Frontier had argued that it has national functions, such as finance, legal, and human resources, that are outside of California but support all states in which it operates and are reflected in the national customer to employee ratio but not the California ratio even though those functions support California.74 In addition, Frontier stated that the number of California field technicians is consistent with the revenue generated by and customers served in California.75 Frontier also disagreed with CWA’s proposal that Frontier reduce its use of outside contractors and at least maintain its current California internal workforce level, asserting that there is no reason to create new constraints on how Frontier manages its workforce.76 Frontier claimed that contractors give it the flexibility to meet changing circumstances.77 Frontier expected all employee compensation and benefit programs and collective bargaining agreements to remain in place on the Effective Date.78

The Attachment 1 Settlement Agreement reflects employment-related compromises by Frontier, Cal Advocates, and CWA. Frontier agreed to maintain its total employee technician staffing through December 31, 2023 but not its entire workforce. CWA and Cal Advocates dropped requirements regarding the customer to employee ratio and a reduction in the use of outside contractors. On balance, we find that providing technician staffing stability will result in a Restructuring that is fair and reasonable to Frontier’s employees.

74 Exhibit FTR-3 at 50-51.

75 Id. at 52.

76 Id. at 53.

77 Id. at 54.

78 Exhibit FTR-2 at 25.

4.1.7.	Benefit to State and Local Economies and Communities Served by Frontier

Pub. Util. Code Section 854(c)(6) provides for Commission consideration whether the Restructuring will be beneficial on an overall basis to state and local economies and to the communities served by Frontier. Frontier states that it is committed to maintain its California networks and operations, thereby directly benefiting state and local economies.79

Cal Advocates calculated that 50 percent of Frontier’s rural households but only 34 percent of its urban households have broadband speeds of less than 25 Mbps. In addition, Cal Advocates determined that 87 percent of Frontier’s rural households but only 42 percent of its urban households do not have fiber services.80 Although those numbers may reflect the detrimental effect on rural customers of past Frontier decisions, they do not necessarily provide significant insight into how the Restructuring itself would affect state and local economies and communities.

79 Id. at 26.

80 Exhibit CAL-05 at 21.

81 Attachment 1 Settlement Agreement Motion at 12.

The Attachment 1 Settlement Agreement Motion recites that Frontier’s commitments regarding capital expenditures, service quality, and broadband deployment will benefit state and local economies and communities, but the motion fails to provide specifics regarding particular local or community benefits.81 In contrast, the Attachment 2 Settlement Agreement sets forth identifiable and time-specific community-level requirements that Frontier (1) purchase over 20,000 WiFi-capable devices for low-income students, including at least 4,000 devices to tribal communities, (2) expand the locations eligible for public WiFi and prioritize tribal locations for WiFi hotspot deployments, and (3) complete its WiFi community access commitment to 31 locations. Those provisions are sufficient to establish that the Restructuring, as supplemented by the Attachment 2 Settlement Agreement, will provide some benefits to state and local economies and communities. As described in Section 4.1.11 below, the Attachment 3 Settlement Agreement provides specific benefits to the Yurok Tribe regarding the development of a middle-mile fiber and FTTP project, cost reimbursement, the designation of a Frontier tribal liaison, and a feasibility study regarding a potential acquisition of Frontier assets. In Section 4.1.11 below, we also analyze in detail whether the Restructuring will benefit California tribal communities, and in Section 4.1.12 we address whether local governments and tribal communities should have a right of first offer or first refusal regarding proposed sales of property by Frontier within their jurisdiction.

4.1.8.	Preservation of Commission Jurisdiction and Commission Capacity to Effectively Regulate and Audit Frontier

Under Pub. Util. Code Section 854(c)(7), the Commission is directed to consider whether the Restructuring preserves its jurisdiction and capacity to effectively regulate and audit Frontier. Frontier states that the Restructuring will not alter the Commission’s jurisdiction over its California subsidiaries.82 We agree and therefore find that the Restructuring will preserve the Commission’s jurisdiction and capacity to effectively regulate and audit Frontier.

81 Attachment 1 Settlement Agreement Motion at 12.

82 Exhibit FTR-2 at 26.

4.1.9.	Mitigation Measures to Prevent Significant Adverse Consequences

Pub. Util. Code Section 854(c)(8) provides that a determination whether the Restructuring is in the public interest requires consideration of mitigation measures to prevent significant adverse consequences. Elsewhere in this decision, we approve the conditions set forth in the Settlement Agreements and the additional conditions enumerated in this decision as being in the public interest. In the absence of those conditions, we believe that the Restructuring could have significant adverse consequences because of its failure to identify sufficient California-specific benefits, its vagueness regarding Frontier’s post-Restructuring business plans, and its uncertainty concerning the Restructuring’s future effects. Therefore, the conditions we impose in this decision are necessary mitigation measures.

The list of conditions required by this decision is extensive, including operational, financial, service, pricing, and employment matters, and therefore the scope of the effort to monitor Frontier’s compliance will be extremely challenging. Given the size of the task, the Commission’s capable but not unlimited resources, and the importance of the public interest in ensuring that Frontier fully meets all requirements and conditions of this decision, we conclude that it is necessary to appoint an independent Compliance Monitor to assist the Commission with enforcement. As a result, we will proceed with the hiring of a Compliance Monitor to be funded by Frontier and with the duties described in Ordering Paragraph 4.

We also note the large number of Frontier requirements in the Settlement Agreements and as additional conditions in this decision. We conclude that those requirements and conditions are necessary in the public interest and that it is imperative that an effective enforcement mechanism be developed to ensure Frontier’s compliance with those requirements and conditions. Therefore, we set forth in Ordering Paragraph 4 the additional condition of the development of an enforcement program to enforce Frontier’s compliance with this decision.

4.1.10.	Safety and Health Considerations, Including Effect on 911 Service

Scoping Memo Issue 9 asks whether the Restructuring raises any safety or health considerations, including any effects on 911 service. The California Office of Emergency Services (CalOES) is constructing a Next Generation 911 (NG911) network in California. Frontier does not intend to be a NG911 carrier and did not bid for CalOES’ contracts to provide NG911 service. Frontier owns and operates selective routers in California that provide legacy 911 service to Public Safety Answering Points. Although Frontier states that it will continue to provide 911 service to customers in the future, CalOES plans to retire the legacy 911 service in 2022. 83

When the public dials 911, they rely on the call going through to an emergency call center 100 percent of the time. Reliable access to 911 services is a critical aspect of public safety. Two elements of a reliable 911 network are redundancy and route diversity. Redundant networks have extra components such as additional switching equipment, cable strands, and microwave radios that can carry traffic in the event the primary components fail. Route diverse networks are configured with redundant network equipment in different physical locations so that a cable cut, fire, or other destructive event does not disable all redundant network components at once. Reliable telecommunications services are important for people trying to communicate with emergency responders and for emergency responders trying to communicate with customers and each other.84

83 Exhibit CAL-04 at 6.

84 Id. at 33.

No intervenor presented evidence or made any argument that the Restructuring raises any adverse health or safety considerations that would be a basis for disapproval of the Application or the imposition of particular conditions. Given Frontier’s statement that it intends to provide the same 911 service post-Restructuring, we do not find that the Restructuring presents any health or safety considerations that merit Commission action in this decision.

4.1.11.	Benefits to Tribal Communities Served by Frontier

Scoping Memo Issue 10 asks whether the Restructuring provides economic and noneconomic benefits to the tribal communities in the area served by Frontier. Frontier estimates that there are about 55,000 people in 24,000 households on tribal lands in Frontier’s California service territory.85 According to the Yurok Tribe, at least 43 federally recognized tribes are within Frontier’s California service area, including the entire Yurok Tribe Reservation and the Yurok village of Orick.86 The Yurok Tribe Reservation is in a rural area with limited available emergency services and with many communities having limited or no cell phone service.87 Yurok Connect, a wireless internet service provider created by the Yurok Tribe, purchases bandwidth from Frontier to provide internet service to Yurok Tribe community customers, businesses, offices, and employees through a virtual private network. Yurok Connect customers have been without internet services from Frontier outages that on occasion have lasted for long periods of time. A service disruption for three days in December 2020 impacted the Yurok Tribal government’s ability to perform its regular functions, the community’s access to the internet for employment and school purposes, and access to police, fire, and health care services.88

85 Attachment 1 Settlement Agreement at 14.

86 Exhibit YUR-001 at 5.

87 Id. at 2.

88 Id. at 2-8.

There is an ongoing and significant disparity in bandwidth between tribal communities and Frontier’s other customers. In 2019, average broadband download speeds in tribal areas were slower than in non-tribal areas by 3.5 Mbps.89 According to Cal Advocates, Frontier has fallen behind its previous broadband deployment commitments in tribal areas.90 Cal Advocates would require Frontier to meet its broadband deployment obligations pursuant to the settlement in D.15-12-005, including a requirement to deploy broadband at a minimum of 25/3 Mbps to 5,800 households in tribal areas.91 Cal Advocates determined the recommended number of broadband deployments to tribal areas based upon the total number of remaining broadband deployments required under the settlement in D.15-12-005 multiplied by the percentage of actual broadband deployments made in tribal areas to date under the settlement.92

Frontier asserts that it has worked to improve service and reliability in rural and tribal communities and references the challenge posed by high investment costs in providing broadband to low-density rural areas. Frontier claims that Cal Advocates’ proposed requirements regarding tribal communities go beyond Frontier’s settlement agreement in the Verizon Acquisition, which does not require broadband commitments to a set number of tribal households at specific speeds.93

89 Exhibit CAL-04 at 17.

90 Cal Advocates Opening Brief at 32.

91 Exhibit CAL-01 at 9; Exhibit CAL-02 at 5-6; Cal Advocates Confidential Opening Brief at 5.

92 Exhibit CAL-02 at 12.

93 Exhibit FTR-4 at 9-11.

The Restructuring proposed by Frontier is noticeably deficient in providing specific benefits to tribal communities. However, the Attachment 1 Settlement Agreement provides for a $10 per day credit for customers in tribal lands for OOS outages beyond 24 hours, the hiring of two Frontier tribal liaisons to improve customer service on tribal lands, and $11.6 million in capital expenditures over four years to deploy broadband with minimum speeds of 25/2-3 Mbps to at least 4,000 locations in tribal lands. Under the Attachment 2 Settlement Agreement, Frontier will purchase at least 4,000 WiFi-capable devices for distribution to tribal communities and prioritize tribal locations for WiFi hotspot deployments. In the Attachment 3 Settlement Agreement, Frontier agrees to contribute up to $5 million to collaborate with the Yurok Tribe on a middle-mile fiber and FTTP project, provide at least $400,000 in costs reimbursement, designate a tribal liaison to provide OOS response, customer service, and information sharing, and assist in a feasibility study regarding the Yurok Tribe’s potential acquisition of Frontier facilities.94 These specific Frontier commitments will benefit tribal communities and are in the public interest.
However, they are not sufficient.

94 Attachment 3 Settlement Agreement at 4-7.

In the following subsection, we recognize and grant to each tribal community a right of first offer regarding a proposed sale by Frontier of assets located in the tribal community’s jurisdiction. In addition, the public interest supports the following conditions that will benefit all tribal communities in California: (1) Frontier shall work with the Native American Heritage Commission to identify all tribes within its California service territory that have either a reservation or land in trust; (2) Frontier shall provide all identified tribes within its California service territory with existing local maps of, and information on, Frontier’s owned, leased, and operated facilities in and around the tribes’ ancestral territory and any existing maps of adjacent areas that identify points of integration of those facilities with the remainder of Frontier’s system; and (3) In every California county that Frontier serves, Frontier will appoint a high-level employee as a tribal liaison to provide OOS response, customer service, and information sharing. Each tribe shall have direct access to the tribal liaison via phone and email, and the tribal liaison shall have the availability, access, and authority to respond to the tribes and address their concerns.

4.1.12.	Transfer of Frontier’s Assets

Scoping Memo Issue 11 inquires whether the Restructuring will result in the transfer or disposal of Frontier’s assets and whether Commission approval should require that local or tribal governments have a right of first offer or a right of first refusal regarding any transfer or disposal of Frontier’s assets. Frontier states that it is assessing the costs to pursue a physical network separation, IT systems separation, and disaggregation of shared services as part of a divestiture of certain operations.95 Although Frontier states that it has no current plans to divest any of its operations,96 the cost assessment reflects the possibility of a sale of some of its assets.

95 Exhibit FTR-3 at 22.

96 Id. at 23.

In Sections 4.1.7 and 4.1.11 above, we describe the critical importance of Frontier’s asset commitments to communities. The Attachment 2 Settlement Agreement exemplifies both the magnitude and significance of Frontier’s role in bridging the digital divide at a local level. Without Frontier’s commitments in that agreement, thousands of low-income students would not have devices for accessing the internet and localities would not have WiFi hotspots and community access. Similarly, Frontier’s telecommunications facilities provide essential voice and broadband services to localities, often in rural areas. Given the importance of Frontier’s facilities to local communities, the Commission should consider whether local governments, as the representatives of those communities, should have a right of first offer or a right of first refusal when Frontier proposes to transfer or dispose of those assets.

The Yurok Tribe had proposed that Frontier provide a right of first refusal regarding a future transfer or disposal of Frontier assets.97 In the Attachment 3 Settlement Agreement, Frontier agreed to work with the Yurok Tribe regarding a feasibility study for a potential acquisition of Frontier facilities.98 As set forth in Section 4.2.2 below, we find the terms of the Attachment 3 Settlement Agreement, including the feasibility study provision, to be reasonable and in the public interest. However, the issue of the transfer of Frontier’s assets is not limited to those assets of relevance to the Yurok Tribe but must consider all Frontier assets and the possible recognition of rights of first offer or rights of first refusal in all tribal and local governments.

97 Yurok Tribe Opening Brief at 30.

98 Attachment 3 Settlement Agreement at 7.

Commission approval under Pub. Util. Code Section 851 is required for sales or disposals of property by Frontier, and the Commission would have the opportunity in a proceeding under Pub. Util. Code Section 851 to consider the rights of an entity, including a tribe or local government, regarding a proposed Frontier sale to a third party. However, local and tribal communities are more likely to face elevated risks from a loss of telecommunications services due to their location in rural and remote areas, the lack of alternative service providers, and their lower income levels. The fundamental necessity of telecommunications services to the economic and social well-being of tribal and local communities merits Commission recognition of a tangible, defined purchase right that is not merely transactional.

In Resolution E-5076 issued on January 20, 2021, the Commission provided guidelines to implement the Commission’s Tribal Lands Transfer Policy (TLTP). The TLTP establishes a Commission preference for the transfer of real property to tribes when an investor-owned utility plans to dispose of the real property within a tribe’s ancestral territory.99   The Resolution guidelines are mandatory for electrical, gas, and water corporations but are not mandatory for other public utilities, including Frontier.100 In addition, the guidelines apply to transfers of fee-owned real property under Pub. Util. Code Section 851 but not to easements.101 We note that Pub. Util. Code Section 851 covers sales of a “line, plant, system, or other property necessary or useful in the performance of its duties to the public,”102 and the feasibility study in the Attachment 3 Settlement Agreement concerns a potential acquisition of “infrastructure, staffing, equipment, assets, licenses and authorizations related to Frontier’s seven (7) wire centers/exchanges.”103 Moreover, it may be that a purchase rights holder will want to acquire an easement as part of the same transaction in which it purchases infrastructure or other assets that are not fee-owned real property. Therefore, the potential purchases covered by a right of first offer or first refusal in this proceeding will be broader in scope than in the Resolution guidelines.

99 Resolution E-5076 at 5.
100 Id. at 1.
101 Id. at 36-37.
102 Pub. Util. Code Section 851(a).
103 Attachment 3 Settlement Agreement at 7.

A right of first offer requires the property seller to engage in good faith sales discussions with the holder of the right and determine whether or not a sales agreement can be reached before the seller attempts to sell to someone else. A right of first refusal gives the rights holder a priority to purchase property on the same terms as an agreement between the seller and a third-party potential purchaser. In Resolution E-5076, the Commission adopted a right of first offer and not a right of first refusal because third parties are less likely to be willing to negotiate for the acquisition of property before a tribe confirms it has no interest in that property.104 Similarly, a right of first offer is preferable to a right of first refusal regarding possible Frontier asset transfers.

104 Resolution E-5076 at 9.

For the reasons set forth above, we conclude that a right of first offer regarding a proposed Frontier property sale or disposal that is subject to Commission approval under Pub. Util. Code Section 851 should extend to tribes and local governments. Although not all of its provisions apply here, we find that Resolution E-5076 provides useful guidance to identify which tribe or tribes have a right of first offer to particular Frontier assets for sale and to resolve competing asset claims.  After review of the parties’ comments to the February 12, 2021 proposed decision and further consideration when a tribe and a local government have a competing claim for the same property, we believe it is appropriate to reflect the TLTP’s established preference for tribes by clarifying that a tribe will have a priority over a local government regarding a competing claim to the same property. Therefore, as set forth in Ordering Paragraph 4, we condition Commission approval of the Restructuring on the recognition of a right of first offer to tribes and local governments regarding a proposed sale or disposal of property by Frontier under Pub. Util. Code Section 851.

4.1.13.	Effect on Performance of Frontier’s Legal Obligations and Obligations as Carrier of Last Resort and Eligible Telecommunications Carrier

Scoping Memo Issue 12 asks whether the Restructuring affects the performance of Frontier’s obligations under and compliance with the terms and conditions of laws and Commission decisions, rules, orders, and resolutions, and Scoping Memo Issue 13 inquires whether the Restructuring affects the performance of Frontier’s obligations relating to its status as a Carrier of Last Resort and an Eligible Telecommunications Carrier. Frontier states that it will continue to operate in accordance with the Commission’s decisions, policies, rules, and regulations.105 Frontier also states that it intends to act in accordance with the remaining applicable terms of the October 23, 2015 Memorandum of Understanding with CETF, the July 22, 2016 Implementation Agreement between Frontier and CETF, and the January 14, 2019 Settlement Agreement approved in D.19-03-017.106 In addition, the Plan confirmed by the Bankruptcy Court on August 27, 2020 provides for Frontier’s assumption of all executory contracts as of the Effective Date of the Restructuring.107 Frontier has also stated that it intends to fulfill its remaining applicable broadband-related commitments reflected in D.15-12-005, the decision approving the settlements in the Verizon Acquisition proceeding.108

105 Exhibit FTR-2 at 27.
106 Exhibit CTF-001 at 2.
107 Id. at 2-3.
108 Id. at 4; Attachment 1 Settlement Agreement at 14.

Frontier recognizes the following commitments made pursuant to a settlement agreement regarding the Verizon Acquisition: (1) acceptance of CAF II funding to upgrade 90,000 locations in California; (2) broadband deployment to an additional 100,000 households at 10/1 Mbps by 2020; (3) broadband speed augmentation for 250,000 households to 6/1 Mbps by 2022; and (4) broadband speed augmentation for an additional 400,000 households up to 25/2 Mbps by 2022. Frontier states that it has met or is on track to complete these commitments.109 However, Frontier does not believe it is proper to revise the issues and commitments made in the Verizon Acquisition.110

The evidentiary record does not reflect that the Restructuring will adversely affect Frontier’s performance of its legal obligations, including its obligations as a Carrier of Last Resort and an Eligible Telecommunications Carrier.

109 Exhibit FTR-4 at 4-5.
110 Id. at 25.

4.1.14.	Effect on Rates and Prices Charged to Ratepayers and Customers

Scoping Memo Issue 14 asks whether the Restructuring affects the rate or price charged to Frontier ratepayers or customers. Before the Settlement Agreements, Cal Advocates proposed that Frontier be required to maintain its current rates for its low-income broadband plans 111 for at least three years after Commission approval of the Restructuring while ensuring Internet speeds at or greater than the Federal Communications Commission (FCC) Lifeline program.112 Cal Advocates also proposed that Frontier maintain its current rates for broadband only and bundled voice and broadband basic services for at least one year after Commission approval of the Restructuring.113

Before the Settlement Agreements, TURN supported Cal Advocates’ proposed price freeze on Frontier’s current low-income plans at the same or better speeds and performance. TURN also proposed a one-year price freeze on all Frontier voice and broadband plans in California.114 TURN proposed that Frontier be required to continue its commitment to its low-income broadband programs developed as part of the Verizon Acquisition.115
Before the Settlement Agreements, Frontier objected to any requirement to maintain its broadband only, bundled service, and low-income broadband rates for a set period after Commission approval, arguing that fixing rates jeopardized Frontier’s ability to respond in a highly competitive marketplace. Frontier also argued that freezing prices somehow impeded the introduction of new products.116 Frontier asserted that a price freeze on video products is unreasonable given the rising costs and intense competition in the video market.117

111 Frontier’s two low-income broadband plans are Fundamental Internet and Affordable Broadband. Exhibit CAL-03 at 13.

112 Exhibit CAL-01 at 8-9; Exhibit CAL-03 at 5.

113 Exhibit CAL-01 at 8; Exhibit CAL-03 at 5; Cal Advocates Confidential Opening Brief at 5.

114 TURN Opening Brief at 30.

115 Ibid.

116 Exhibit FTR-4 at 17.

117 Id. at 18.

In the Attachment 1 Settlement Agreement, Frontier, Cal Advocates, TURN, and CWA agreed that Frontier would continue to offer its two existing low-income broadband plans at the current rates or lower and at the same or higher speeds as required under the FCC’s Lifeline program through December 31, 2023.118 The parties to the Attachment 1 Settlement Agreement also agreed that Frontier would maintain its current residential rates for copper-based standalone voice, fiber-based standalone basic primary voice,  copper-based broadband, and copper-based voice/broadband bundles through December 31, 2021.119 In the Attachment 2 Settlement Agreement, Frontier and CETF agreed that Frontier will continue to offer its low-income broadband plans at rates equal to or lower than current rates through December 31, 2023.120

We find the customer rate stability provisions of the Settlement Agreements to be a significant benefit to Frontier’s low-income and residential customers, especially in this period of economic and employment uncertainty. Contrary to Frontier’s argument before the Settlement Agreements that fixing prices would somehow jeopardize its competitive position, we believe that providing rate assurance will enhance Frontier’s ability to retain current customers and attract new customers for its various telecommunications service offerings, particularly low-income customers who are more likely to need and gravitate toward services in which the risk of price shocks has been mitigated.

118 Attachment 1 Settlement Agreement at 17.

119 Id. at 18.

120 Attachment 2 Settlement Agreement at 3.

To monitor Frontier’s commitments to maintain residential rates and prices on its low-income broadband plans, we require Frontier to submit annual subscriber information reports to the Commission as set forth in Ordering Paragraph 4.

4.1.15.	Effect on Frontier’s Performance of Terms and Conditions of Service to Ratepayers and Customers

Scoping Memo Issue 15 asks whether the Restructuring affects Frontier’s performance or compliance with its terms and conditions of service to ratepayers and customers. Frontier has stated unequivocally that its California Subsidiaries “will continue to provide service to their existing customers pursuant to existing rates, terms, and conditions, and the Restructuring will be, for all practical purposes, imperceptible to customers.”121  No evidence was presented that would suggest that the Restructuring would cause Frontier to breach its terms and conditions of service to ratepayers and customers.

4.1.16.	Effect on Frontier’s Network Infrastructure and Broadband Deployment

Scoping Memo Issue 16 asks whether the Restructuring affects Frontier’s network infrastructure, and Scoping Memo Issue 17 inquires whether the Restructuring affects Frontier’s broadband deployment.

121   Exhibit FTR-2 at 23.

Before the Settlement Agreements, Cal Advocates proposed that Frontier be required to commit to annual capital expenditures of $486 million from 2021 through 2024, excluding any winning bids from the FCC’s Rural Development Opportunity Fund (RDOF) auction but including a minimum of $279 million122 in service quality investments over those four years.123 Cal Advocates recommended that the Commission require Frontier to allocate at least $337 million per year, or 25 percent of Frontier’s annual savings from the Restructuring, to support capital expenditures, broadband deployment, and service quality for Frontier’s California Subsidiaries.124 TURN supported the capital commitments proposed by Cal Advocates. TURN asserted that Frontier’s capital commitments should be in addition to any public funding Frontier may receive and proposed that Frontier be required to demonstrate that its public support funding is spent over and above Frontier’s California baseline capital expenditure projections.125 Although Frontier described various reinvestment scenarios, TURN claimed that Frontier did not make clear the division between California and other Frontier states.126 TURN asserted that Frontier has not stated the level of California capital expenditures that California consumers and the Commission can expect.127

122 A minimum service quality investment amount was referenced in Cal Advocates’ Exhibit CAL-05 prepared testimony but was adjusted downward as described in Cal Advocates Opening Brief at fn. 14.

123 Exhibit CAL-01 at 6; Exhibit CAL-05 at 6-7.

124 Exhibit CAL-05 at 7; Cal Advocates Opening Brief at 3-4.

125 TURN Opening Brief at 27; Exhibit TRN-001 at 32, 67.

126 Exhibit TRN-001 at 33.

127 Id. at 37.

Before the Settlement Agreements, Frontier objected to capital expenditure requirements because it asserted the need to retain flexibility regarding its operating and capital allocation plans.128 Frontier contended that capital allocation decisions should be driven by market forces that will result in a reasonable allocation of capital to improve the customer experience.129 Frontier also claimed that Cal Advocates inappropriately included prior operating expenses as a future capital expenditure obligation and that Cal Advocates has included duplicative amounts in its proposed capital expenditure obligation.130 In addition, Frontier did not agree that RDOF funding should be excluded from any capital commitment, in part because the RDOF program requires significant risk regarding capital expenditures, ongoing buildout, and regulatory requirements.131

Before the Settlement Agreements, Cal Advocates stated that Frontier failed to include detailed plans regarding its broadband deployment activities in California.132 Cal Advocates found that 421,000 of the 455,000 copper locations Frontier identified as having an internal rate of return (IRR) of 20 percent or greater are in the Los Angeles-Long Beach-Anaheim, Santa Maria-Santa Barbara, and Riverside-San Bernardino-Ontario metro areas, and therefore about
92.5 percent of Frontier’s investment will likely be in those three metro areas.133 Cal Advocates proposed that Frontier be required to deploy fiber to at least 150,000 California copper locations with an IRR of less than 20 percent and at least 455,000 California copper locations with an IRR of greater than 20 percent from 2021 through 2031, with Frontier being allowed to use the debt reduction savings from the Restructuring to meet those requirements.134

128 Exhibit FTR-3 at 42.

129 Id. at 31.

130 Id. at 44-45.

131 Id. at 48.

132 Exhibit CAL-02 at 15.

133 Exhibit CAL-04 at 5.

134 Exhibit CAL-01 at 6; Exhibit CAL-05 at 6; Cal Advocates Confidential Opening Brief at 4.

Cal Advocates also proposed that Frontier provide minimum Internet and data speeds of 25/3 Mbps “for all remaining 2015 unmet broadband deployment conditions” and no less than the speeds required by the FCC’s Lifeline program.135 In addition, Cal Advocates proposed to require Frontier to meet its broadband deployment obligations pursuant to the settlement in D.15-12-005, including a requirement to deploy broadband to 5,800 households in tribal areas.136
TURN supported Cal Advocates’ proposal that Frontier increase the speed and performance of planned projects from the 2016 Verizon Acquisition commitments to 25/3 Mbps.137 TURN proposed a Commission requirement that Frontier reaffirm its commitments from the Verizon Acquisition and “extend them.”138

Before the Settlement Agreements, Frontier stated that it intends to expand fiber deployments in California,139 but it admitted that its prospective fiber deployments in California are still being defined.140 Although Frontier’s RSA reflects a possible division of Frontier territories between those with fiber deployment for broadband expansion identified as InvestCo and those limited to broadband upgrades and operational improvements identified as ImproveCo,141 Frontier had not identified the California areas that fall within InvestCo and ImproveCo. TURN asserted that Frontier should be transparent about which areas will have fiber deployment and which will not.142 TURN would also require Frontier to prepare a full virtual separation report upon its emergence from bankruptcy, including a clear description of each location to be included in InvestCo and ImproveCo.143 In addition, TURN asks the Commission to require each Frontier California ILEC to provide quarterly broadband improvement reports.144 TURN also proposes that Frontier report the specific California locations in which it had placed RDOF bids and the bid amounts145 and each California-specific modernization item in Frontier’s modernization report.146

135   Exhibit CAL-01 at 8-9; Exhibit CAL-02 at 5; Cal Advocates Confidential Opening Brief at 5.

136   Exhibit CAL-01 at 9; Exhibit CAL-02 at 5-6; Cal Advocates Confidential Opening Brief at 5.

137 TURN Opening Brief at 42.

138 Exhibit TRN-001 at 67.

139 Exhibit FTR-3 at 25.

140 Id. at 38.

141 Exhibit TRN-001 at 49-50.

142 Id. at 50.

143 Id. at 67; TURN Opening Brief at 39.

144 Exhibit TRN-001 at 68.

145 Id. at 67.

146 Ibid.

Before the Settlement Agreements, Frontier did not agree with Cal Advocates’ proposal to require the deployment of fiber to the home (FTTH) to a specific number of additional California locations served by copper facilities between 2021 and 2031. Frontier stated that it has not yet planned or identified the specific number of locations to which it will deploy FTTH in 2021 or over the 10 years through 2031. Before pursuing the deployments recommended by
Cal Advocates, Frontier asserted that it will need to undertake a rigorous network engineering and capital expenditure budgeting process to determine its investment. As a result, Frontier argued that a requirement to commit to future levels of FTTH deployment, particularly a 10-year commitment, is not appropriate.147 In addition, Frontier contended that it is not reasonable to pick an arbitrary number of households to which fiber should be deployed without considering how difficult or costly it would be to achieve broadband deployment.148

147 Exhibit FTR-3 at 35-37.

148 Exhibit FTR-4 at 4.

Frontier also did not agree with Cal Advocates’ proposal to require broadband speeds of 25/3 Mbps for all remaining unmet deployment commitments from the Verizon Acquisition. Frontier asserted that it is working diligently to complete its broadband commitments at 10/1 Mbps by the end of 2020 and that it is not in the public interest for Cal Advocates to retroactively propose the imposition of a new speed obligation five years after a settlement agreement.149 Further, the FCC required broadband speeds of 10/1 Mbps for the CAF II buildout, and Frontier stated that there is no basis for the Commission to change that requirement to 25/3 Mbps as proposed by Cal Advocates.150  Frontier estimated that it would cost 21 times more to reach all remaining CAF II locations with 25/3 Mbps service versus the FCC program requirement of 10/1 Mbps.151 Frontier also argued that it is unlikely that there will be widespread adoption in rural areas of broadband service at 25/3 Mbps.152

Frontier also referenced California Executive Order N-73-20 directing California state agencies and local governments to pursue a minimum download broadband speed of 100 Mbps and the Commission’s rulemaking proceeding R.20-09-001 to accelerate deployment of reliable, fast, and affordable broadband internet access for all Californians. Frontier asserted, “Because California policymakers are in the process of assessing a comprehensive approach to more ubiquitous broadband services, it is premature and counterproductive to require Frontier, as part of this proceeding, to commit to specific new policy-based network upgrades.”153

149 Id. at 6-7.

150   Id. at 7.

151   Id. at 8.

152 Id. at 17.

153 Id. at 15.

Frontier objected to TURN’s proposed virtual separation reporting requirements because its virtual separation report is not expected to be provided in an initial report until Frontier’s emergence from Chapter 11. Frontier will agree to provide the virtual separation report when finalized and information related to RDOF when FCC rules permit its disclosure.154 Frontier objected to any new Commission requirement that it provide financial statements for its California Subsidiaries to show before and after virtual separation because it will create unnecessary costs.155 Frontier will agree to provide a report summarizing its quarterly broadband deployment information.156

In its Opening Brief, Frontier retreated from some of the positions it had taken in its prepared testimony. Frontier committed to expand and enhance broadband service to 840,000 households by the end of 2022 pursuant to the 2016 Verizon settlement approved in D.15-12-005. In addition, Frontier committed to bring FTTP to at least 150,000 additional California households within four years after Commission approval of the Restructuring.157

CETF does not support Cal Advocates’ proposal to require Frontier to provide minimum speeds of 25/3 Mbps for all remaining unmet conditions from the Verizon settlement, stating that it is not simple for Frontier to increase speeds.158

154 Exhibit FTR-3 at 58-59.

155   Id. at 60.

156   Id. at 63.

157 Frontier Opening Brief at 3-4.

158 CETF Opening Brief at 8.

The Attachment 1 Settlement Agreement reflects compromises by all settling parties regarding the above-described issues. Under that agreement, Frontier (1) commits to capital expenditures of $1.75 billion from 2021 through 2024, with a maximum of $175 million from RDOF or the California Advanced Services Fund (CASF),159 (2) will classify all California operations as InvestCo,160 (3) commits to FTTP to at least 350,000 locations by December 31, 2026, with at least 150,000 having an IRR of 20 percent or less,161 and (4) will fulfill its remaining broadband commitments under the 2015 Verizon settlement as a separate obligation from the 350,000 location commitment, except that FTTP upgrades from the previous 6/1 Mbps and 10/1 Mbps deployments under the 2015 Verizon settlements will count toward the 350,000 location commitment.162 In addition, the Attachment 3 Settlement Agreement proposes a collaboration between Frontier and the Yurok Tribe on the development of a middle-mile fiber and FTTP project in which Frontier will contribute one-half of the costs up to
$5 million.163 On balance, we conclude that the provisions of the Attachment 1 Settlement Agreement and the Attachment 3 Settlement Agreement regarding Frontier’s capital expenditures and broadband deployment are reasonable, in the public interest, and should be adopted as conditions for approval of the Application.

159 Attachment 1 Settlement Agreement at 5.

160 Id. at 15.

161  Ibid.

162  Ibid.

163 Attachment 3 Settlement Agreement at 4-5.

We also conclude that the following additional requirements are in the public interest and should be imposed as conditions for approval of the Application: (1) Within 60 days of the effective date of this decision, Frontier shall open consultations with the Commission’s Digital Infrastructure and Video Competition Act (DIVCA) staff to refine and improve the Commission’s DIVCA map; (2) Within 60 days of the effective date of this decision, Frontier shall open consultations with the Commission’s Communications Division staff for the purpose of providing more granular voice, video, and broadband availability and subscribership data; and (3) At least 10 percent of Frontier’s planned fiber buildout to the 150,000 locations with an IRR of 20 percent or less shall be in locations in which Frontier is the only service provider. 164 Frontier shall use the California Interactive Broadband Map165 to identify areas with only one service provider, unless it is able to show that the Map is inaccurate. At least 10 percent of the funds Frontier allocates to the fiber buildout to the 150,000 locations shall go to locations outside of Urbanized Areas, as defined by the U.S. Census Bureau as areas with fewer than 50,000 people.166

164 Meaning in this case the provision of fixed broadband Internet access service.

165 As of this writing located at https://www.broadbandmap.ca.gov/

166 See U.S. Census Bureau, “Urban and Rural,” as of this writing located at https://www.census.gov/programs-surveys/geography/guidance/geo-areas/urban- rural.html. All parties to the Attachment 1 Settlement Agreement proposed the additional requirements in (3) regarding Frontier’s fiber buildout to the 150,000 locations with an IRR of 20 percent or less in locations in which Frontier is the only service provider and to locations outside of Urbanized Areas. Joint Notice of Rejection at 4. The additional requirements in (3) also take into account the parties’ comments to the February 12, 2021 proposed decision regarding Frontier’s fiber buildout to the 150,000 locations with an IRR of 20 percent or less that are analyzed in Section 5 of D. 21-03-043.

4.1.17.	Effect on Frontier’s Performance of Obligations Under and Future Participation in Universal Service and Public Service Programs

Scoping Memo Issue 18 asks whether the Restructuring affects the performance of Frontier’s obligations under, compliance with the terms and conditions of, and future participation in universal service and public purpose programs. Frontier states that the Restructuring will not change its participation in California’s public purpose and universal service programs.167 Frontier participates in the CASF program and filed applications for 10 additional grants on May 1, 2020.168 In the Attachment 1 Settlement Agreement, Frontier committed to continue to actively participate in the CASF program169 and will fulfill its remaining CAF II obligations.170

The evidence does not reflect that the Restructuring will have an adverse effect on Frontier’s performance of its obligations under, compliance with the terms and conditions of, and future participation in universal service and public purpose programs. However, we find that the public interest does require additional Frontier broadband commitments for specific CASF projects to further bridge the “digital divide” in unserved and underserved areas. In addition, California’s public interest benefits from a requirement to allow independent service providers non-discriminatory access to identified Frontier CASF project infrastructure provided that the terms of access are fair. Therefore, we identify specific Frontier CASF projects in Ordering Paragraph 4 with those requirements. With those additional commitments and Frontier’s promise of continued CASF program participation, we find this criterion to be in the public interest.

167 Exhibit FTR-2 at 26.

168 Id. at 42.

169 Attachment 1 Settlement Agreement at 17.

170 Id. at 14.

4.1.18.	Potential Environmental Impact

Scoping Memo Issue 19 inquires whether the Restructuring has any potential environmental impact requiring consideration under the California Environmental Quality Act (CEQA). Under Commission Rule of Practice and Procedure (Rule) 2.4(a), applications for authority to undertake a project are subject to CEQA review. However, this Application seeks Commission approval of a corporate reorganization, not authority to undertake a particular project. No party offered evidence or argued that the Restructuring itself has any environmental impact requiring CEQA consideration. Therefore, we conclude that the Restructuring does not raise any environmental impact triggering a CEQA review.

4.1.19.	Effect on Applicants’ Provision of Special Access Services, Including Backhaul Service.

Scoping Memo Issue 20 asks whether the Restructuring affects Frontier’s provision of special access services, including backhaul services. Frontier’s network provides backhaul to cell towers, which enables wireless carriers to deliver service in the areas served by Frontier’s California Subsidiaries.171 Frontier states that the Restructuring will not have any adverse impact on wholesale services or the purchasers of such services in California,172 and no evidence was presented to the contrary. We conclude that the Restructuring will not have a negative effect on Frontier’s provision of special access services, including backhaul service.

171 Exhibit FTR-2 at 6.

172 Id. at 23.

4.1.20.	Effect on Commission Responsibilities Regarding Regulation of Frontier

Scoping Memo Issue 21 asks whether the Restructuring will increase, modify, or affect the Commission’s responsibilities regarding the regulation of Frontier. The Restructuring does not involve any fundamental change in Frontier’s business as a telecommunications provider that would alter the Commission’s regulatory duties. Some conditions for approval of the Restructuring set forth in this decision will result in additional Commission oversight of Frontier. As a result, the Commission will appoint a Compliance Monitor to assist with the enforcement of this decision. With that assistance, we conclude that the Restructuring will not have a harmful effect on the Commission’s responsibilities regarding the regulation of Frontier.

4.1.21.	Summary of Section 4.1 Factors

The preceding analysis establishes that, without consideration of the Settlement Agreements and without the imposition of additional conditions, the Restructuring is not in California’s public interest. The Restructuring either benefits or does not adversely affect the public interest for just nine of the
21 criteria listed in the Scoping Memo.  The evidentiary record is deficient in three principal ways. First, before the Settlement Agreements, Frontier did not sufficiently identify the Restructuring’s California-specific benefits. The bankruptcy court Plan does not focus on Frontier’s compliance with its California public utility obligations or its long-term investments and commitment to its customers and communities.173 Although Frontier asserts that the California Subsidiaries “will be much stronger communications providers in California because Frontier will shed over $10 billion in debt and nearly $1 billion in annual interest payments,”174 it contradicts that assertion by maintaining that the California Subsidiaries will not directly benefit from the reduction of debt held solely by Frontier’s Delaware-incorporated parent.175 As Cal Advocates has stated, releasing debt and lowering interest payments is not automatically in the public interest unless specific, concrete benefits accrue to customers.176

173 Exhibit TRN-001 at 18.

174 Frontier Opening Brief at 1.

175 Exhibit FTR-3 at 50.

176 Exhibit CAL-04 at 7.

Second, before the Settlement Agreements, Frontier failed to sufficiently address the Restructuring’s future effects, including short-term and long-term economic benefits, financial condition, service quality, and benefits to local and tribal communities. In addition, Frontier had argued that the Restructuring would be overwhelmingly positive for customers but had stated elsewhere that the Restructuring would have no material impact on its California day-to-day operations or consumers, thereby creating more uncertainty regarding the Restructuring’s future effects.

Third, Frontier did not sufficiently specify its future business plans regarding the Restructuring before it entered into the Settlement Agreements. It failed to clarify whether California operations would be classified as InvestCo or ImproveCo. Frontier acknowledged that its future business case scenarios presented to the Bankruptcy Court and its latest network modernization plan had not been tested, and it admits it would likely modify its plans even if it could identify them.

The Settlement Agreements remedy some of the numerous public interest deficiencies of the Restructuring. For example, the terms of the Attachment 1 Settlement Agreement regarding rate maintenance and technician staffing provide short-term and long-term economic benefits to ratepayers and fairness to Frontier employees, and its capital expenditure, broadband deployment, and tribal liaison hiring requirements benefit Frontier’s network infrastructure and local and tribal communities. The Attachment 1 Settlement Agreement removes uncertainty by stating that all Frontier California operations will be classified as InvestCo. The Attachment 2 Settlement Agreement’s provisions for WiFi device purchases, WiFi community access, and broadband rate maintenance provide benefits to low-income households and local and tribal communities that were not part of Frontier’s Restructuring. The Attachment 3 Settlement Agreement contains middle-mile and FTTP project development, tribal liaison, and asset acquisition study provisions that provide specific benefits to the Yurok Tribe.

In Section 4.2.2 below, we find that the Settlement Agreements are in the public interest. However, the Settlement Agreements are insufficient to establish that approval of this Application is in the public interest. To address those remaining deficiencies, we describe in the previous subsections of Section 4.1 and identify in Ordering Paragraph 4 the additional conditions that we find necessary for this Application to be in the public interest. In particular, we note the necessity of appointing a Compliance Monitor to ensure that Frontier strictly complies with the numerous requirements and conditions of the Settlement Agreements and the additional mandates of this decision, and we reference the compelling public interest in recognizing the value to local governments and tribal communities in having a measure of control over the future ownership of telecommunications property in their jurisdiction through a right of first offer.
After review of the factors set forth in Pub. Util. Code Section 854 and the Scoping Memo, we find that the Restructuring, as supplemented with the requirements and conditions of the Settlement Agreements and Ordering Paragraph 4, is in the public interest and should be approved.

4.2.	Motions
4.2.1.	Motion for Leave to File Confidential Portions of Application under Seal

Frontier’s May 22, 2020 Motion for Leave to File Confidential Portions of Application under Seal seeks to keep confidential and file under seal Exhibit G of the Application. Exhibit G contains financial information, including balance sheets and income statements, relating to Frontier’s California Subsidiaries that are not released as part of Frontier’s public financial reports. As a result,

Exhibit G falls within the definition of a protected trade secret under Civil Code Section 3426.1(d) because it derives independent economic value from not being generally known to the public and Frontier has made reasonable efforts to maintain its secrecy. No response or other objection to the motion was filed by any party. Therefore, we grant the motion and direct that Exhibit G to the Application be filed under seal pursuant to the terms and provisions set forth in Ordering Paragraph 4.

4.2.2.	Joint Motions for Adoption of Settlement Agreements

Frontier, Cal Advocates, TURN, and CWA have filed a joint motion seeking the Commission’s approval of the Attachment 1 Settlement Agreement. The Attachment 1 Settlement Agreement contains numerous California-specific Frontier requirements addressing Restructuring issues raised by the settling parties, including (1) capital expenditures of $1.75 billion from 2021 through 2024,177 (2) for three years after Frontier’s emergence from bankruptcy, a credit of $5 per day for all customers and $10 per day for customers in tribal lands for any OOS outage of more than 24 hours,178 (3) meeting 80 percent of the GO 133-D OOS standard for each California ILEC in 2022 and 90 percent in 2023 and 2024, with monthly penalties in addition to those in GO 133-D,179 (4) no decrease in total employee technician staffing through December 31, 2023,180 (5) specified call center operations to be kept open through December 31, 2023,181 (6) hiring two tribal liaisons to improve customer service on tribal lands,182 (7) $11.6 million in capital expenditures for broadband deployment over four years at a minimum 25/3 Mbps to at least 4,000 tribal lands locations,183 (8) FTTP to at least 350,000 locations within six years,184 (9) offering its low-income broadband plans at current rates or lower through December 31, 2023 and no residential rate increases for specified copper- and fiber-based voice and broadband services through December 31, 2021,185 and (10) providing specified financial reports.186

177 Attachment 1 Settlement Agreement at 5.

178 Id. at 7-8.

179   Id. at 8.

180   Id. at 9.

181 Id. at 9-10.

182   Id. at 13.

183   Id. at 14.

184   Id. at 15.

185   Id. at 17-18.

186   Id. at 18-21.

Frontier has also filed a joint motion with CETF for Commission approval of their Attachment 2 Settlement Agreement. The Attachment 2 Settlement Agreement builds on the previous agreements between Frontier and CETF related to the Verizon Acquisition, including provisions that require Frontier to (1) purchase by September 1, 2021 over 20,000 WiFi-capable devices form distribution to low-income students, including at least 4,000 devices to tribal communities,187 (2) continue to offer low-income broadband plans at rates equal to or lower than current rates through December 31, 2023,188 (3) expand the locations eligible for public WiFi and prioritize tribal locations for WiFi hotspot deployments,189 and (4) work in good faith to complete its WiFi community access commitment to 31 locations by December 31, 2021.190

In addition, Frontier has filed a joint motion with the Yurok Tribe for approval of the Attachment 3 Settlement Agreement. That settlement agreement provides for the parties’ evaluation and potential deployment of a middle-mile fiber and FTTP project in which Frontier would contribute one-half of the costs up to a maximum of $5 million. Upon completion, the Yurok Tribe would have ownership and use of the constructed fiber capacity proportionate to its financial contribution to the project.191 In addition to Frontier’s reimbursement of at least

$400,000 in Yurok Tribe costs,192 the Attachment 3 Settlement Agreement provides for Frontier to hire a tribal liaison to respond to OOS, customer service, and information sharing matters193 and a feasibility study to evaluate a potential acquisition of Frontier facilities.194

187 Attachment 2 Settlement Agreement Attachment at 3.

188 Ibid.

189 Id. at 4.

190 Ibid.

191 Attachment 3 Settlement Agreement at 4-5.

192 Id. at 6.

193 Ibid.

194 Id. at 7.

Under Rule 12.1(d), the Commission will not approve a settlement unless it is reasonable in light of the whole record, consistent with law, and in the public interest. California has a strong public policy favoring settlements because they reduce litigation expenses, conserve scarce resources of parties and the Commission, and allow parties to reduce the risk that litigation will produce unacceptable results.195 Settlements benefit the Commission, the parties, and the public at large by reducing the amount of Commission time and resources dedicated to the proceeding, thereby allowing the Commission to focus on other matters. Settlement can also serve as a model for earlier resolution of other proceedings by demonstrating the tangible benefits of effective communication and a practical mindset.

Under Rule 12.4, the Commission may reject a proposed settlement whenever it determines that the settlement is not in the public interest. Under Rule 12.4(c), the Commission may reject a settlement and propose alternative terms to the settling parties that are acceptable to the Commission and allow the parties reasonable time to accept those terms or request other relief.

195 D. 05-11-005 at 16.

The Attachment 1 Settlement Agreement reflects reasonable compromises of the settling parties’ positions set forth in their briefs, and the settlement terms are soundly based in the evidentiary record. Frontier’s $1.75 billion capital expenditure commitment is 90 percent of the $1.944 billion proposed by
Cal Advocates.196 Frontier had initially argued against any employee staffing mandates,197 while CWA had proposed maintenance of Frontier’s entire

California workforce;198 the parties agreed that Frontier would not decrease technician staffing for three years. Cal Advocates had proposed tribal lands broadband deployment of 25/3 Mbps to 5,800 locations,199 and Frontier agreed to deploy to 4,000 locations. The evidentiary record cited in Section 4.1 above fully supports those provisions as well as the Attachment 1 Settlement Agreement’s terms regarding service quality standards, price maintenance, tribal liaison hiring, call center operations continuity, and financial reporting. In Ordering Paragraph 4, our clarification of several references in the Attachment 1 Settlement Agreement furthers our conclusion that the agreement’s terms are reasonable and soundly based. On balance, after taking into consideration the admitted evidence and the parties’ positions taken in their briefs, the evidence supports the conclusion that the terms of the Attachment 1 Settlement Agreement are reasonable in light of the whole record.

In determining whether the Attachment 2 Settlement Agreement is reasonable in light of the entire record, we note that the record cited in Sections 4.1.7 and 4.1.11 above reflects an ongoing need to address the substantial “digital divide” that exists in California, particularly the lack of robust, reliable, and affordable telecommunications services to low-income customers, rural areas, tribal lands, and other local communities. The Attachment 2 Settlement Agreement specifically benefits those groups with Frontier requirements regarding the purchase or installation of WiFi-capable devices and WiFi access. Therefore, we find that the Attachment 2 Settlement Agreement is reasonable in light of the whole record.

196 Exhibit CAL-01 at 6; Exhibit CAL-05 at 6-7.

197 Exhibit FTR-3 at 53.

198 Exhibit CWA-001 at 9.

199 Exhibit CAL-01 at 9; Exhibit CAL-02 at 5-6.

In its Opening Brief, the Yurok Tribe had proposed numerous Frontier commitments, including a middle-mile fiber and FTTP buildout, local tribal liaisons within each service hub, and a right of first refusal regarding any transfer or disposal of Frontier’s local assets. The Yurok Tribe agreed to drop many of its proposed Frontier commitments to reach a settlement, and the Attachment 3 Settlement Agreement reflects compromises in which Frontier will pay 50 percent of the costs of a middle-mile fiber and FTTP buildout up to $5 million, one designated tribal liaison, and a feasibility study regarding a potential acquisition of Frontier facilities. As with the Attachment 2 Settlement Agreement, the evidentiary record supports the need for the improvements in bandwidth, reliability, and service reflected in the Attachment 3 Settlement Agreement. As a result, the Attachment 3 Settlement Agreement is reasonable in light of the whole record.

Rule 12.1(d) also requires that the Settlement Agreements be consistent with law. Frontier’s Settlement Agreements commitments comply with all applicable laws and Commission decisions, and the evidentiary record does not show that any settlement terms violate any corporate or contractual limitations on Frontier’s authority.

Under Rule 12.1(d), the Settlement Agreements must also be in the public interest, the same standard analyzed in Section 4.1 above under Pub. Util. Code Section 854. The Attachment 1 Settlement Agreement’s broadband deployment, service quality, price maintenance, and financial reporting terms provide significant, tangible benefits to the customers and communities served by Frontier. The Attachment 2 Settlement Agreement benefits the public interest by its inclusion of Frontier WiFi device and access requirements targeting low-income students and tribal and other local communities. In addition, the Attachment 2 Settlement Agreement’s price maintenance provision for low-income broadband plans addresses the important public interest consideration of the Restructuring’s effect on prices charged to customers. The Attachment 3 Settlement Agreement provides broadband deployment and service benefits and the possibility of ownership of telecommunications facilities by the Yurok Tribe that we found to be in the public interest in Section 4.1.11 above.

The Yurok Tribe filed comments that support the Commission’s approval of the Attachment 1 Settlement Agreement and the Attachment 2 Settlement Agreement. Greenlining and CforAT filed comments that were generally supportive of the Attachment 1 Settlement Agreement except that it did not contain specific requirements to ensure that consumers of color and consumers with disabilities will benefit.200 However, Greenlining and CforAT (1) did not provide specific proposed language to modify the Attachment 1 Settlement Agreement, (2) did not submit any motion to admit evidence, (3) did not submit any opening or reply brief, and (4) did not assert that there are disputed material facts that would require a hearing regarding the Attachment 1 Settlement Agreement. Although the Commission shares their concerns regarding consumers of color and consumers with disabilities, Greenlining and CforAT have not made a sufficient showing that the Attachment 1 Settlement Agreement must be modified to be in the public interest.201 CETF filed comments to support the Commission’s approval of the Attachment 3 Settlement Agreement.

200 Opening Comments of Greenlining and CforAT on Joint Motion for Adoption of Attachment 1 Settlement Agreement at 4.

201 The Commission has no objection to the offer of the parties to the Attachment 1 Settlement Agreement to allow Greenlining and CforAT to receive information and participate in discussions pursuant to that agreement. Joint Reply Comments in Support of December 24, 2020 Joint Motion for Adoption of Settlement Agreement at 2.

In Section 4.1 above, we conclude that the public interest requires the imposition of additional conditions that are not found in either the Restructuring or the three Settlement Agreements. Those additional conditions, which are set forth in Ordering Paragraph 4, supplement and extend the provisions of the Settlement Agreements. Under Rule 12.4, a settlement agreement may be rejected if it is not in the public interest. The additional conditions we impose in this decision are not inconsistent with and do not constitute a rejection of the terms of the Settlement Agreements. To the contrary, the Settlement Agreements and the additional conditions are in the public interest and essential for approval of the Application. Therefore, the three Settlement Agreements are reasonable in light of the record, consistent with law, in the public interest, and should be approved.

1.	Comments on Proposed Decision

The proposed decision of Administrative Law Judge Peter Wercinski was mailed to the parties in accordance with Pub. Util. Code Section 311. Pursuant to Rule 14.6(b), all parties agreed to reduce the 30-day public review and comment period required by Pub. Util. Code Section 311. filed opening comments on . filed reply comments on .
2.	Assignment of Proceeding

Martha Guzman Aceves is the assigned Commissioner and Peter Wercinski is the assigned Administrative Law Judge in this proceeding.

Findings of Fact

1. The Restructuring, as supplemented by the Settlement Agreements and the additional terms, requirements, and conditions in Ordering Paragraph 4, provides short-term and long-term economic benefits to ratepayers.

2. Exhibit G to the Application contains financial information, including balance sheets and income statements, relating to Frontier’s California Subsidiaries that is not generally known to the public.

3. Frontier has made reasonable efforts to maintain the secrecy of the financial information in Exhibit G to the Application.

Conclusions of Law

1. The Settlement Agreements are reasonable in light of the whole record, consistent with law, in the public interest, and should be approved.

2. The Settlement Agreements and the additional terms, requirements, and conditions in Ordering Paragraph 4 are necessary to find that the Restructuring is in the public interest.

3. The Restructuring, as supplemented by the Settlement Agreements and the additional terms, requirements, and conditions in Ordering Paragraph 4, is in the public interest and should be approved.

4. Exhibit G to the Application contains protected trade secrets and should be kept confidential, and Frontier’s Motion for Leave to File Confidential Portions of Application under Seal should be granted pursuant to the terms and provisions of Ordering Paragraph 4.

O  R  D  E R

IT IS ORDERED that:

1. The December 24, 2020 Joint Motion for Adoption of Settlement Agreement by Frontier Communications Corporation, Frontier California Inc., Citizens Telecommunications Company of California Inc., Frontier Communications of the Southwest Inc., Frontier Communications Online and Long Distance Inc., Frontier Communications of America, Inc., the Public Advocates Office at the California Public Utilities Commission, The Utility Reform Network, and the Communications Workers of America, District 9 is granted, and the December 24, 2020 Settlement Agreement attached to this decision as Attachment 1 is approved in its entirety.

2. The December 29, 2020 Joint Motion of Frontier Communications Corporation, Frontier California Inc., Citizens Telecommunications Company of California Inc., Frontier Communications of the Southwest Inc., Frontier Communications Online and Long Distance Inc., Frontier Communications of America, Inc., and the California Emerging Technology Fund for Adoption of Settlement Agreement is granted, and the December 12, 2020 Settlement Agreement attached to this decision as Attachment 2 is approved in its entirety.

3. The January 19, 2021 Joint Motion of Frontier Communications Corporation, Frontier California Inc., Citizens Telecommunications Company of California Inc., Frontier Communications of the Southwest Inc., Frontier Communications Online and Long Distance Inc., Frontier Communications of America, Inc., and the Yurok Tribe for Adoption of Settlement Agreement is granted, and the January 19, 2021 Settlement Agreement attached to this decision as Attachment 3 is approved in its entirety.

4. The corporate restructuring of Frontier Communications Corporation, Frontier California Inc., Citizens Telecommunications Company of California Inc., Frontier Communications of the Southwest Inc., Frontier Communications Online and Long Distance Inc., and Frontier Communications of America, Inc. (collectively Frontier) described in the Application is approved subject to the following terms, requirements, and conditions:

(a)
The parties to the December 24, 2020 Settlement Agreement attached to this decision as Attachment 1 (Attachment 1 Settlement Agreement) shall fully comply with all terms, requirements, and conditions of the Attachment 1 Settlement Agreement whether or not the Attachment 1 Settlement Agreement terminates for any reason. The California Public Utilities Commission (Commission) shall have all rights and benefits of a party under the Attachment 1 Settlement Agreement and all authority vested in the Commission to enforce the terms, requirements, and conditions of and otherwise take action regarding the Attachment 1 Settlement Agreement.

(b)	The following clarifications apply to the Attachment 1 Settlement Agreement:

(i)
The penalty set forth in paragraph 6 shall be calculated using the framework in the Attachment 1 Settlement Agreement augmenting the standard set forth by General Order (GO) 133-D and using data from Frontier’s reports of its level of compliance with the Out of Service (OOS) standard as required under GO 133-D and any successor OOS standard adopted by the Commission.

(ii)	All references to the Commission’s Communications Division shall be construed to refer to the Commission’s Communications Division and any designee or successor.

(iii)
In paragraph 35, “Frontier will file a Tier 2 Advice Letter with the Commission describing” is clarified to state, “Frontier will submit to the Commission’s Communications Division, Cal Advocates, TURN, and CWA separate reports describing the material change and.”

(iv)	The notification by Frontier to the Commission’s Communications Division in Paragraph 36 shall be by email to cdcompliance@cpuc.ca.gov.

(v)	All documents that Frontier intends the Commission to treat as confidential shall be submitted to the Commission website https://cpucftp.cpuc.ca.gov.

(c)
The parties to the December 12, 2020 Settlement Agreement attached to this decision as Attachment 2 (Attachment 2 Settlement Agreement) shall fully comply with all terms, requirements, and conditions of the Attachment 2 Settlement Agreement whether or not the Attachment 2 Settlement Agreement terminates for any reason. The Commission shall have all rights and benefits of a party under the Attachment 2 Settlement Agreement and all authority vested in the Commission to enforce the terms, requirements, and conditions of and otherwise take action regarding the Attachment 2 Settlement Agreement.

(d)
The parties to the January 19, 2021 Settlement Agreement attached to this decision as Attachment 3 (Attachment 3 Settlement Agreement) (the Attachment 1 Settlement Agreement, Attachment 2 Settlement Agreement, and Attachment 3 Settlement Agreement collectively the Settlement Agreements) shall fully comply with all terms, requirements, and conditions of the Attachment 3 Settlement Agreement whether or not the Attachment 3 Settlement Agreement terminates for any reason. The Commission shall have all rights and benefits of a party under the Attachment 3 Settlement Agreement and all authority vested in the Commission to enforce the terms, requirements, and conditions of and otherwise take action regarding the Attachment 3 Settlement Agreement.

(e)
Compliance Monitor. At the expense of Frontier, the Commission shall hire an independent monitor (Compliance Monitor) to review Frontier’s compliance with the terms, requirements, and conditions of this Ordering Paragraph. Within 15 days after receipt of notice from the Commission’s Communications Division (CD) staff, Frontier shall deposit into a reimbursable account (A.20-05-010 General Reimbursable Account) the amounts specified by CD staff reflecting the fees and expenses of the Compliance Monitor. Within 45 days after the end of each calendar quarter, Frontier shall submit to the Compliance Monitor and to cdcompliance@cpuc.ca.gov a compliance report in a format designed by CD staff that will be treated as public information. The Compliance Monitor shall meet with Commission CD staff at least four times per year and at other times as requested by CD staff to report on Frontier’s compliance with the terms, requirements, and conditions of this Ordering Paragraph and shall submit semi-annual reports to CD staff and reports at other times as requested by CD staff regarding Frontier’s compliance with the requirements and conditions of this Ordering Paragraph. If and when the Compliance Monitor concludes that Frontier is not in compliance with any requirement or condition of this Ordering Paragraph, the Compliance Monitor may recommend a penalty to bring Frontier into compliance and forward findings and a recommendation to the Commission’s CD Director at cdcompliance@cpuc.ca.gov. Any recommended penalty shall be addressed consistent with the procedures and maximum penalty established under subparagraph (f). The Commission may request the Attorney General to enforce this Order either pursuant to Public Utilities Code Sections 702 and 2101, or under its independent authority, and such enforcement actions would not interfere with the Commission’s authority but would be complementary.

(f)
Enforcement Program. The Commission’s CD shall draft a Resolution reflecting an enforcement program that covers compliance with the terms of this Ordering Paragraph, including, without limitation, Frontier’s reporting requirements, service quality requirements, infrastructure investment requirements, and the terms of the Settlement Agreements. The proposed enforcement program will specify a citation amount for each term and proposed remedies for lack of compliance and shall be put before the Commission for consideration. The Commission’s CD shall explore penalty mechanisms, including monetary fines and community investment mechanisms. Enforcement program appeals will be pursuant to Resolution ALJ-377 or its successor.

(g)
Right of First Offer to Tribes and Local Governments. Every tribe and local government shall have a right of first offer (ROFO) to purchase property that Frontier proposes to sell or dispose of and for which Commission approval is required under Public Utilities (Pub. Util.) Code Section 851 pursuant to the provisions of this subparagraph. To the maximum possible extent that is not inconsistent with this subparagraph, the “Guidelines to Implement the CPUC Tribal Land Policy” identified as Attachment A to Resolution E-5076 (Guidelines) shall apply to the ROFO, provided that (i) in addition to its application to tribes, the Guidelines shall also apply to a local government wherever possible by construing a Guidelines reference to “Tribe” to refer to the local government and a Guidelines reference to “ancestral territory” or “Indian country” to refer to the legally recognized jurisdiction of the local government, (ii) “disposition” shall mean all sales or disposals of property under Pub. Util. Code Section 851 and not have the meaning set forth in Section 1.3.d of the Guidelines, (iii) “investor-owned utility (IOU)” shall mean Frontier and not have the meaning set forth in Section 1.3.f of the Guidelines, and (iv) if a tribe and a local government have a ROFO under this subparagraph to the same property, the tribe’s ROFO shall precede and be preferred to the local government’s ROFO. This subparagraph shall not interfere with the terms of the Attachment 3 Settlement Agreement, including the potential acquisition described in Section 7 of the Attachment 3 Settlement Agreement.

(h)
By no later than February 1 of each year, Frontier shall submit to cdcompliance@cpuc.ca.gov via the Commission’s website https://cpucftp.cpuc.ca.gov a report as of December 31 of the preceding year in a format designed by CD staff that includes, for each ROFO notice issued by Frontier, the notice date, tribe or local government recipient, individual contact, recipient address, property location, and result of the notice.

(i)	Frontier shall work with the Native American Heritage Commission to identify all tribes within its California service territory that have either a reservation or land in trust.

(j)
Upon request, and subject to execution of a reasonable non-disclosure agreement with Frontier, Frontier shall provide any identified tribe within its California service territory with existing local maps of, and information on, Frontier’s owned, leased, and operated facilities in and around the tribe’s ancestral territory and any existing maps of adjacent areas that identify points of integration of those facilities with the remainder of Frontier’s system.

(k)
In every California county that Frontier serves, Frontier must appoint a high-level employee as a tribal liaison to provide OOS response, customer service, and information sharing. Each tribe shall have direct access to the tribal liaison via phone and email, and the tribal liaison shall have the availability, access, and authority to respond to the tribes and address their concerns.

(l)
By no later than February 1 of each year, Frontier shall submit to cdcompliance@cpuc.ca.gov via the Commission’s website https://cpucftp.cpuc.ca.gov a subscriber information report as of December 31 of the preceding year in a format designed by CD staff that will be treated as confidential information.

(m)
For the period from the effective date of this decision through February 14, 2025, Frontier shall submit quarterly reports within 45 days after the end of the reporting quarter to the Commission’s CD at telcoservicequality@cpuc.ca.gov in a format designed by CD staff that includes the following information:

(i)	The name and city, county, and zip code of each wire center.

(ii)	Each wire center’s number of plain old telephone service customers, Voice over Internet Protocol customers, and customers served with fiber to the premises.

(iii)	Each wire center’s monthly OOS repair rate for the previous two years.

(iv)	The Common Language Location Identifier codes for mapping purposes for each wire center.

(v)	Detailed plans for each project that attempts to improve service quality performance, including major milestones, task-level project details, test plans, and results.

(vi)	A justification for each project that attempts to improve service quality performance.

(vii)
The pre- and post-OOS repair rate and closeout package containing pre- and post-test result screenshots and pictures clearly showing changes made to improve service quality for all applicable wire center areas.

(viii)
All formulas used by Frontier to calculate a wire center’s OOS repair rate, including the start time and date of each outage, time and date of service restoration, total outage duration, and the actual formula (not pasted in values) used to calculate the outage duration.

(ix)	A detailed inventory of major equipment used to repair or upgrade the network, including the equipment manufacturer’s end of life information.

(x)	All supporting financial documentation to demonstrate the extent to which all investment plan projects were funded in excess of Frontier’s business as usual funding levels.

(n)
Within 60 days of the effective date of this decision, Frontier shall open consultations with the Commission’s Digital Infrastructure and Video Competition Act (DIVCA) staff to refine and improve the Commission’s DIVCA map.

(o)
At least 10 percent of Frontier’s planned fiber buildout to the 150,000 locations with an Internal Rate of Return of 20 percent or less set forth in Paragraph 19 of the Attachment 1 Settlement Agreement shall be in locations in which Frontier is the only fixed broadband Internet access service provider. Frontier shall use the California Interactive Broadband Map (Map) to identify areas with only one service provider, unless it is able to show that the Map is inaccurate. At least 10 percent of the funds Frontier allocates to the fiber buildout to the 150,000 locations shall go to locations outside of Urbanized Areas, as defined by the U.S. Census Bureau as areas with fewer than 50,000 people.

(p)
Within 60 days of the effective date of this decision, Frontier shall open consultations with the Commission’s CD staff for the purpose of providing more granular voice, video, and broadband availability and subscribership data.

(q)
Frontier shall deploy either Fiber To The Home or a minimum 25/3 megabits per second to all households in the approved California Advanced Services Fund (CASF) projects in areas from Resolutions T- 17660 Weimar, T-17668 Taft Cluster, and T-17671 Northeast Phase I. The completion deadlines for the Weimar and Taft Cluster projects shall be extended to one year from the effective date of this decision. The completion deadline for the Northeast Phase I project shall remain unchanged. By no later than March 1 and September 1 of each year, Frontier shall submit a report to CD staff describing its compliance with this subparagraph, including, without limitation, project accomplishments, project milestones (including major construction milestones) with completion percentage and completion dates, problems encountered and actions taken to resolve problems, upcoming milestones, subscribership information to date including households, businesses, and anchor institutions, payments received to date, and payment amounts currently being requested.

(r)
All middle mile infrastructure owned by Frontier for which the Commission has approved CASF grant funding in Resolutions T-17671 Northeast Phase I and T-17613 Lytle Creek shall be open access, with non-discriminatory access to independent service providers or other entities on reasonable and equal terms. All completion deadlines for projects referenced in this subparagraph shall remain unchanged. By no later than January 15 of each year for the life of the infrastructure of each project referenced in this subparagraph, Frontier shall submit a confidential report to CD staff describing its compliance with this subparagraph, including, without limitation, the number of interconnection requests and executed service agreements and, for each interconnection request, the date, requesting party, location, service requested, outcome, pricing, applicable tariffs, and terms and conditions.

5. The May 22, 2020 Motion of Frontier Communications Corporation, Frontier California Inc., Citizens Telecommunications Company of California Inc., Frontier Communications of the Southwest Inc., Frontier Communications Online and Long Distance Inc., and Frontier Communications of America, Inc. (collectively Frontier) for Leave to File Confidential Portions of Application (Exhibit G) under Seal is granted, and the confidential information identified as Exhibit G to the Application shall be filed and kept under seal for a period of three years after the date of this decision. During this three-year period, the sealed information shall not be publicly disclosed except by further California Public Utilities Commission order or Administrative Law Judge ruling. If Frontier believes that it is necessary for the sealed information to remain under seal for longer than three years, Frontier may file a new motion showing good cause for extending this period by no later than 30 days before the expiration of the three-year period.

6.	This decision is effective immediately.
7.	Application 20-05-010 is closed. This order is effective today.
Dated                              at San Francisco, California.

ATTACHMENT 1

BEFORE THE PUBLIC UTILITIES COMMISSION

OF THE STATE OF CALIFORNIA

Application of Frontier Communications Corporation, Frontier California Inc. (U 1002 C), Citizens Telecommunications Company of California Inc. (U 1024 C), Frontier Communications of the Southwest Inc. (U 1026 C), Frontier Communications Online and Long Distance Inc. (U 7167 C), Frontier Communications of America, Inc. (U 5429 C) For Determination That Corporate Restructuring Is Exempt From or Compliant With Public Utilities Code Section 854.
A.20-05-010

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement” or “Settlement”) is entered into as of December 24, 2020, by and between Frontier Communications Corporation, Frontier California Inc. (U 1002 C), Citizens Telecommunications Company of California Inc. (U 1024 C), Frontier Communications of the Southwest Inc. (U 1026 C), Frontier Communications Online and Long Distance Inc. (U 7167 C), and Frontier Communications of America, Inc. (U 5429 C) (collectively, “Frontier” or “Applicants”), Public Advocates Office at the California Public Utilities Commission (“Cal Advocates”), The Utility Reform Network ("TURN") and the Communications Workers of America, District 9 (“CWA”), collectively referred to as “the Parties,” and each individually as a “Party.”

This Agreement reflects commitments Frontier has agreed to make as a compromise of the Parties’ disputes in this proceeding, and it reflects Cal Advocates’, TURN’s and CWA’s agreement that, based on those commitments by Frontier, the concerns expressed in Cal Advocates’, TURN’s and CWA’s pleadings, testimony, and appearances regarding the Application (“A.”) 20-05-010 and Frontier’s proposed Restructuring are resolved. All terms of this Agreement are expressly contingent upon: (1) the California Public Utilities Commission’s (“Commission”) adoption of this Agreement as a resolution of Cal Advocates’, TURN’s and CWA’s concerns and recommendations in this proceeding, (2) the issuance of a Commission decision confirming that the Restructuring and the transfer of control comply with Public Utilities Code Section 854, and (3) the consummation of Frontier’s corporate Restructuring and emergence from Chapter 11 as described in the Application and consistent with the Plan of Reorganization confirmed by the Bankruptcy Court on August 27, 2020.1 To the extent that Frontier, Cal Advocates, TURN or CWA have previously recommended conditions that are inconsistent with this Agreement, those positions are hereby modified to conform to the compromise reached herein, which all Parties agree is in the public interest. The Parties agree that this Agreement represents a resolution of all disputes between them and is fundamentally fair, reasonable in the light of the whole record, consistent with the law, and in the public interest. The Parties further agree that Frontier’s corporate Restructuring and emergence from Chapter 11 as described in the Application, subject to the conditions specified in this Agreement, is in the public interest, consistent with applicable law, and fair and reasonable in light of the whole record.

RECITALS

WHEREAS, Frontier Communications Corporation is the parent holding company for three California Incumbent Local Exchange Carriers: Frontier California Inc., Citizens

1 In re Frontier Communications Corporation, et al., Case No. 20-22476 (RDD) (S.D.N.Y.) (08/27/20), Findings Of Fact, Conclusions Of Law, And Order Confirming The Fifth Amended Joint Plan Of Reorganization Of Frontier Communications Corporation And Its Debtor Affiliates Pursuant To Chapter 11 Of The Bankruptcy Code. The final approved Plan confirmed by the Bankruptcy Court was submitted to the Commission on August 27, 2020. See Supplement to Applicants’ Response to ALJ Ruling Authorizing Submission of Plan of Reorganization, at Exhibit 1.Telecommunications Company of California Inc., and Frontier Communications of the Southwest Inc. (the “California ILECs”); and

2

WHEREAS, Frontier Communications Corporation is the parent holding company for two interexchange carriers with operations in California: Frontier Communications Online and Long Distance Inc. (U 7167 C), and Frontier Communications of America, Inc. (U 5429 C) (together the “California IXCs”);

WHEREAS, on April 14, 2020, Frontier Communications Corporation, as well as more than 100 of its subsidiaries across the country, including the California ILECs and the California IXCs, filed for chapter 11 relief under Title 11 of the United States Code (“Chapter 11”) in the Bankruptcy Court for the Southern District of New York2 (“Bankruptcy Court”); and

WHEREAS, this proceeding was initiated through the Application filed on May 22, 2020 by Frontier; and

WHEREAS, Cal Advocates, TURN, CWA, the California Emerging Technology Fund (“CETF”), the Greenlining Institute, the Center for Accessible Technology, the Rural County Representatives of California (“RCRC”) and the Yurok Tribe are parties to this proceeding; and

WHEREAS, a telephonic pre-hearing conference in this proceeding took place on July 24, 2020; and

WHEREAS, on August 5, 2020, a Scoping Memo and Ruling of Assigned Commissioner was issued defining the scope of issues in this proceeding and exempting the Application from certain elements of Section 854;3 and

2 In re Frontier Communications Corporation, et al., Case No. 20-22476 (RDD) (S.D.N.Y.).
3 See Scoping Ruling at 3-4 (exempting Sections 854(b)(2), 854(b)(3), and 854(c)(5) from the standard of review in this case).

3

WHEREAS, on August 27, 2020, the Bankruptcy Court approved Frontier’s Plan of Reorganization (“Plan,” along with the contemplated transactions thereunder, the “Restructuring”), which was filed in this proceeding on that day; and

WHEREAS, a virtual workshop and public participation hearing was held on October 7, 2020; and

WHEREAS, testimony previously served by Frontier, Cal Advocates, TURN, and CWA was admitted into the record by the Administrative Law Judge during the period November 9-13, 2020; and

WHEREAS, Frontier, Cal Advocates, TURN, CWA, and CETF filed opening briefs on November 18, 2020; and

WHEREAS, Frontier, Cal Advocates, TURN, CWA, and CETF filed reply briefs on December 10, 2020;

WHEREAS, the Parties have conferred regarding the possibility of Agreement in this case, and in accordance with Rule 12.1(b) noticed and scheduled seven days in advance and conferred with other parties in this proceeding in a settlement conference on December 11, 2020;

WHEREAS, the Parties have reached the terms of an Agreement that the Parties believe is in the public interest, reasonable in light of the record, and consistent with law, as set forth herein.

4

AGREEMENT

NOW, THEREFORE, based upon mutual agreement reflected in this Agreement, Frontier, Cal Advocates, TURN, and CWA agree to resolve their issues raised in this proceeding as follows:

A.	Expenditures Commitments

1.             Frontier will spend at least $1.75 billion in capital expenditures within California over four calendar years—2021-2024. At least $222 million of these capital expenditures will be for service quality and network enhancement projects to meet Commission General Order (“G.O.”) 133-D standards and improve service quality, network redundancy, and reliability for existing facilities and will be exclusive of expenditures related to Fiber to the Premises (“FTTP”) deployment as described in paragraph 19 of this Agreement.4 No more than 10% of the $1.75 billion, or $175 million, may come from the Federal Communications Commission’s (“FCC”) Rural Digital Opportunity Fund (“RDOF”) or the California Advanced Services Fund (“CASF”). Frontier will expend a minimum of $400 million per year for each of the four years. By the end of year two, Frontier will meet at minimum 50% of the capital expenditure commitment ($875 million) and by the end of year four, Frontier will meet at minimum 100% of the capital expenditure commitment ($1.75 billion).5

4 For purposes of this Agreement, FTTP means Frontier will deploy fiber-optic facilities in an optical distribution network from its central offices to the public right of way, utility pole or easement immediately adjacent to the potential subscriber’s premises, including residential, multi-dwelling unit and commercial location. If a consumer subscribes to service, the fiber and optical distribution network will be connected with fiber-optic cable to the customer location demarcation point or optical network terminal.

5 The timing of all of the capital expenditure commitments in this paragraph is contingent upon Frontier completing the Restructuring as described in its Application and emerging from Chapter 11 on or before March 31, 2021. To the extent Frontier’s emergence is delayed beyond March 31, 2021, the expenditures timeframes will commence at Frontier’s emergence from Chapter 11 and the applicable period for the capital expenditure commitment will continue for four years thereafter.

5

2.              By March 1, 2021, and annually thereafter for three years, Frontier will provide a California-specific, confidential capital expenditure budget (broken down by California ILEC operating entity and into the Frontier categories of Success Based Capex, Total Revenue Projects, Maintenance6, and Other).  By March 1st  of each year starting in 2022 and annually until March 1, 2025, Frontier will also report actual capital expenditures compared to budgeted capital expenditures annually for the prior calendar year, with an explanation of variances between the budget and actual expenditures. In addition, Frontier will report capital expenditures for service quality and network enhancement projects as part of these annual reports. Frontier’s last report on capital expenditures will be issued by March 1, 2025 or earlier, to reflect capital expenditures for calendar year 2024. These reports will be served on Cal Advocates, TURN, CWA, the Yurok Tribe7 and the Commission’s Communications Division.

B.	Service Improvement Commitments

3.             Within 60 days after emergence from Chapter 11, Frontier will provide a detailed confidential report that: 1) identifies each wire center by California ILEC; 2) identifies the number of FTTP served locations within each wire center and the total served locations in the wire center; 3) ranks the wire centers by out of service (“OOS”) performance for each California ILEC; 4) identifies, by wire center, the “root causes” for OOS events; 5) ranks the root causes for each of the wire centers that fall into the top 25% of non-compliance with the OOS metric; 6) identifies each project currently identified to use the “investment in lieu of fines” structure pursuant to G.O. 133-D, including the location, budget, and status of each project; and 7) for each wire center, identifies whether the wire center serves tribal lands and the number of tribal locations served.8 This report will be served on Cal Advocates, TURN, CWA, the Yurok Tribe, and the Commission’s Communications Division.

6 “Success-based” capex refers to expenditures directly related to installing services for a new customer and typically occurs after a sale is made. “Revenue projects” capex refers to projects which expand the reach or capacity of the network and improve the company’s opportunity to generate revenue. “Maintenance” capex refers to required maintenance on the network in the event of storms or other natural disasters, defective plant, damaged facilities, relocation of facilities, etc.

7 As described in paragraph 43, any reports or information identified in this Agreement to be provided by Frontier to the Yurok Tribe, will also be provided by Frontier to the Governor’s Office of the Tribal Advisor or to other tribal government representatives at their request and subject to the execution of a confidentiality agreement related to the provision of other confidential data.

6

4.             Within 90 days after emergence from Chapter 11, Frontier will submit a detailed plan identifying actions Frontier will take to improve service quality, including but not limited to OOS performance. Frontier will prepare this plan with input from Cal Advocates, TURN and CWA. This plan will evaluate and identify the specific geographic wire centers that have experienced the highest number of OOS conditions not restored in 24 hours as well as extended outages consistent with G.O. 133-D OOS reporting requirements. The plan will include data specific to tribal lands. The plan will identify specific actions to be taken by Frontier, including but not limited to plant repair and maintenance, investment and hiring, and semi-annually thereafter, Frontier will submit a report on actions taken, the success and challenges related to those actions, and expenditures made to enhance service quality. Expenditures in this report will be broken down by wire center (or next mutually agreeable level of detail) and further broken down into mutually agreeable categories to allow monitoring of expenditures aimed to address root cause issues (e.g. plant, labor, investment, repair).  This plan will be provided to Cal Advocates, TURN, CWA, the Yurok Tribe, and the Commission’s Communications Division.

5.              For three years after emergence from Chapter 11, Frontier will provide each affected customer a customer credit of $5/day for any OOS period greater than 24 hours, or $10/day if the customer is located on tribal lands in addition to any outage credit currently required through a tariff or contract. However, outages exempted in G.O. 133-D will be exempt from this requirement.

8 This Settlement uses the term “tribal lands” to refer to officially-recognized tribal reservations or lands. The Settlement uses the term “tribal communities” to refer more broadly to groups of current or potential customers with tribal affiliations.

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6.               Frontier will ramp up to come into compliance with the OOS metric in 2021 and will commit to achieve 80% OOS disaggregated by California ILEC and by copper plant in 2022 and 90% disaggregated by California ILEC and by copper plant in 2023 and 2024. If Frontier fails to meet the applicable G.O. 133-D OOS standard disaggregated by California ILEC and by copper plant in any month in any of these three years (2022 – 2024), the applicable California ILEC will be subject to an incremental tiered penalty beyond G.O. 133-D requirements of: up to $7 million/year if one or more of the three California ILECs misses the metric by more than 10%; or up to $3.5 million/year if any of the three California ILECs misses the metric by 10% or less. Any penalty shall be calculated per California ILEC based on a proportionate number of access lines for each Frontier California ILEC relative to the total aggregate access lines for the three California ILECs multiplied by the applicable aggregate penalty of $7 million or $3.5 million applied on a per month basis for each month a California ILEC misses the metric.9 Unlike G.O. 133-D, where a penalty arises only after a chronic failure, the penalty in this paragraph 6 applies each month that a California ILEC fails to meet the metric. This penalty shall be deployed as incremental expenditures targeted at service quality, in addition to the aggregate capital expenditure commitments discussed in paragraph 1 above and in addition to the current penalty/investment structure in G.O. 133-D. In the event an additional penalty is incurred under this provision, Frontier will consult with Cal Advocates, TURN, and CWA to discuss the potential areas for the expenditures, including potential expenditures on tribal lands and/or in tribal communities, and Frontier will provide a report to the Commission’s Communications Division, Cal Advocates, TURN, CWA, and the Yurok Tribe by March 1 of the following year that identifies its planned incremental penalty expenditures, the locations/wire centers and budget for each project where these incremental penalties will be spent, how the projects are expected to enhance service quality, and shall report by March 1 of the following year, project status including any variance from the budget and the impact/result on OOS performance.

9 For example, if Frontier California Inc. has 80% of total lines served by the three Frontier California ILECs and it misses the metric by 7%, the penalty will be 80% (percentage of access lines) multiplied by $3.5 million, or $2,800,000. The penalty is calculated as follows: the total maximum penalty for the year for Frontier California Inc. ($2,800,000), divided by 12 months equals $233,333 per month multiplied by each month it misses the metric by 10% or less. This penalty amount would double each month ($466,666) Frontier California Inc. missed the metric by more than 10%.

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7.              Frontier will not decrease the total employee technician staffing level in California (as referenced in Mr. Mark D. Nielsen’s October 9, 2020 confidential testimony at p. 52, and included in Frontier’s response to PAO DR-09) over the next three years through December 31, 2023. In addition, Frontier will commit to evaluating and increasing its employee technician staffing levels to meet the G.O. 133-D standards through December 31, 2023 as determined by Frontier in consultation with Cal Advocates, TURN and CWA.

8.             Frontier commits to keep the following call center operations (as constituted by the listed job titles in the event of a name change to any of these centers) open and in operation through December 31, 2023:

Camarillo Customer Support

−	CPE Sales Support Specialist

Camarillo Enterprise

−	Business Sales Support Specialist

Camarillo ERATE

−	Business Sales Support Specialist

Newbury Park Credit and Collections

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−	Consumer Consultant

Newbury Park FCCD

−	Consumer Sales Consultant – VCCD

Newbury Park Residential Center

−	Consumer Consultant
−	Consumer Sales Consultant

Long Beach MSSC

−	Language Assistance Consumer Sales Consultant
−	Language Assistance Consumer Sales Consultant - VCCD
−	Language Assistance Consumer Consultant

Pomona

−	Customer Care Advocate
−	Language Customer Care Advocate

Pomona Business Commercial Center

−	Business Customer Support Representative
−	Business Service Representative
−	Business Customer Representative
−	Language Assistance Business Customer Representative
−	Language Assistance Business Customer Support Representative

Victorville HOA/OSC/MDU Center

−	Consumer Consultant

9.               For five years starting after Frontier emerges from Chapter 11, Frontier will file quarterly reports (starting with the first full quarter following Frontier’s emergence from Chapter 11) with employee and customer counts for California, breaking down the number of employees by function and location (California-based and outside California). The reports will specify to what extent employees outside California support Frontier’s California operations. Frontier will provide information in the same format for its national employees and customers. In addition, Frontier will provide the same information related to its use of contractors for network and service quality enhancements in California. The information and reports related to this condition will be provided on a confidential basis to the Commission’s Communications Division, Cal Advocates, TURN, and CWA.

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10.             Within 180 days after emergence from Chapter 11, Frontier will retain an independent expert survey consultant to conduct semi-annual customer satisfaction surveys (similar to the 2015 Verizon settlement agreement,10 but with a larger sample size and addressing additional issues). Frontier will hold joint meetings with Cal Advocates, TURN, CWA, the Yurok Tribe and other public interest consumer groups to discuss and provide input regarding the scope, sample size and questions to be included in the survey.

11.              After completion of the surveys, Frontier will present the findings of the survey in jointly held confidential meetings with the consultant identified in paragraph 10, Cal Advocates, TURN CWA, the Yurok Tribe, and other public interest consumer groups. The survey period will include six semi-annual surveys over three years, and will include surveying customers who have called with trouble reports and customers with closed or completed installation service orders during each month for the prior six-month period. The survey will measure customer satisfaction with resolution of these issues, along with other actionable concerns. Frontier will commit that this survey will include questions to customers on the following topics:

•	Customer awareness of digital voice service back up power requirements;

•	Customer service;

•	Customer satisfaction with broadband and voice services (including VoIP); and

•	Affordability.

10 D.15-12-005, Appendix F, at Exhibit 1 ("Verizon Settlement Agreement").

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12.               Frontier will provide the Communications Division, Cal Advocates, TURN, CWA, and the Yurok Tribe with California-specific semi-annual reports for 2021 on September 1, 2021 and March 1, 2022 and annual reports thereafter through 2024 on March 1st for the following customer service initiatives in response to customer service performance problems identified in Frontier’s “Modernization Report.”11 These reports shall be confidential and quantify for each California ILEC the volume of escalated customer complaints related to the following issues:

•	Being bounced around from agent to agent who are unable to help resolve a problem;

•	Never hearing back from Frontier as a follow up to a problem;

•	Failing to execute on a service change, truck, shipment, credit;

•	Unexplained changes to bill as a result of an unrelated service change;

•	Inflexibility in crediting accounts for Frontier caused problems; and

•	Repeated problems with service particularly for low speed copper customers.

13.              Frontier also will provide the Commission’s Communications Division, Cal Advocates, TURN, CWA, and the Yurok Tribe on a confidential basis within 60 days after emergence from Chapter 11, a California-specific report including a narrative discussion and further description of each initiative, and the status of implementation of each item described in the Frontier Modernization Report listed below:

•	Playbook (Plan) for agents/techs to handle difficult situations effectively and consistently:

•	Defining, monitoring, and managing bad agent/tech behavior:

•	Reducing flows (customer order processes) that require manual intervention in a business that should be automated and real-time;

11 Frontier produced the Network Modernization Plan Update RSA Deliverable dated August 12, 2020 (“Modernization Report”) in response to TURN Request 1.15.

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•	Simplifying tool flows (customer order processes) and implementing guard rails to minimize execution errors;

•	Simplifying customer base and redesigning service change logic to be more rational;

•	Differentiating policies by customer quality and managing exceptions through reporting vs hard rules; and

•	Developing special handling for customers with chronic/intermittent/unresolvable tech problems.

Frontier will provide an annual report due on March 1st of each year, which updates the initial report through 2023.

14.             Furthermore, Frontier will provide the Commission’s Communications Division, Cal Advocates, TURN, CWA, and the Yurok Tribe on a confidential basis within 30 days after emergence from Chapter 11, a California-specific report including a narrative discussion and further description of each customer retention and other items listed below:

•	Segmenting customer base for differential treatment;
•	Policies and authorizations for providing credits;
•	Incentives balancing churn and spend;
•	Active takedown and price increase management;
•	Customer communications;
•	Self-service initiatives; and
•	Tool consolidation and modernization.

Frontier will provide an annual report due March 1st of each year, which updates the initial report through 2023.

15.             Frontier will identify and retain two (2) employee tribal liaisons – one in Frontier’s Northern California service area and one in Frontier’s Southern California service area—tasked to work with and improve customer service on tribal lands and for tribal governments and tribal customers served by Frontier.

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C.	Broadband Services Expansion

16.            Frontier reaffirms and will fulfill its remaining broadband commitments from the 2015 Verizon Settlement Agreement (“Verizon Agreement Broadband Commitments”)12 and Frontier will fulfill the remaining CAF II obligations in accordance with the FCC’s requirements. Within 90 days of emergence from Chapter 11 and for projects that have not commenced (i.e., the engineering, procurement or construction phase has not started), Frontier will evaluate and report whether and to what number and percentage of locations it will exceed its remaining Verizon Agreement Broadband Commitments consistent with the goals set forth in the California Governor ’s Executive Order N-73-20. The preceding requirement will not apply to the CAF II obligations.

17.            Based on U.S. Census data for tribal lands, provided to Frontier by the Commission’s Communications Division, Frontier estimates that there is a population of approximately 55,000 people and approximately 24,000 tribal households on 41 tribal lands in Frontier’s California service territory. In addition to Frontier’s outstanding Verizon Agreement Broadband Commitments and the FTTP broadband commitments described below, Frontier will agree to dedicate $11.6 million of capital expenditures over 4 years to deploy at minimum 25 Megabits per second (“Mbps”) download and 2-3 Mbps upload service (25/2-3 Mbps) to at least 4,000 locations within tribal lands in Frontier’s service territory. Frontier will review the feasibility of and strive to deploy broadband speeds higher than the 25/2-3 Mbps to these locations. As part of the deployment of the 4,000 locations Frontier will consult with Cal Advocates, TURN, CWA, the Yurok Tribe and other tribal government representatives to discuss the potential areas for deployment.

12 Verizon Settlement Agreement, D.15-12-005, Appendix F, at Exhibit 1, pp. 6-7.

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18.               Frontier affirms that its “operations” in California will be classified as “InvestCo,” a designation signifying that the reorganized Frontier will conduct fiber deployments consistent with Article IX.A.10 of the Plan of Reorganization approved by the Bankruptcy Court on August 27, 2020 and the Restructuring Support Agreement executed by Frontier on April 14, 2020.13

19.             Frontier commits to FTTP buildout to at least 350,000 locations within six years from approval of the Settlement with the following milestones: 100,000 locations by December 31, 2022; 250,000 locations by December 31, 2024; and 350,000 locations by December 31, 2026.14 Frontier agrees that no less than 150,000 of the total 350,000 locations will be locations Frontier identified in its Modernization Report projections as having an Internal Rate of Return (“IRR”) of less than 20%. The 350,000 FTTP locations will not be considered to fulfill the Verizon Agreement Broadband Commitments that remain outstanding as of Frontier’s emergence from Chapter 11 and buildout obligations under any RDOF awards. However, for clarity, to the extent Frontier upgrades locations with FTTP after December 31, 2020 to which it had deployed broadband service of 6/1 Mbps and 10/1 Mbps under its Verizon Agreement Broadband Commitments on or before December 31, 2020, those locations can be considered in fulfilling this 350,000 FTTP commitment.

13 The final approved Plan confirmed by the Bankruptcy Court was submitted to the Commission on August 27, 2020. See Supplement to Applicants’ Response to ALJ Ruling Authorizing Submission of Plan of Reorganization, at Exhibit 1. The Restructuring Support Agreement was attached as Exhibit B to the Application.

14 The timing of all of the FTTP deployments in this paragraph is contingent upon Frontier completing the Restructuring as described in its Application and emerging from Chapter 11 on or before March 31, 2021. To the extent Frontier’s emergence is delayed beyond March 31, 2021, the deployment timeframes will commence at Frontier’s emergence from Chapter 11 and the applicable period for the FTTP deployment commitment will continue for six years thereafter.

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20.             Frontier will provide the Commission’s Communications Division, Cal Advocates, TURN, CWA, and the Yurok Tribe a detailed plan within 60 days from emergence from Chapter 11 that estimates the number of locations and the individual locations by census block for the first 100,000 FTTP locations to be completed by December 31, 2022. Frontier will identify for each planned location the census block and whether the locations are residential, commercial or located on tribal lands. Frontier will also provide additional demographic information describing whether the location is an anchor institution15  and whether the location falls within a census block designated as low-income and/or underserved, to the extent such information is available.

The plan will also detail locations broken down by California ILEC. As part of the deployment of the 150,000 locations with an IRR of less than 20%, Frontier will also meet with Cal Advocates, TURN, CWA,  the Yurok Tribe and other tribal government representatives to discuss the potential areas for deployment, including tribal lands and tribal communities and taking in consideration the RDOF auction assigned support awarded to Frontier and the other service providers in Frontier’s California service territory. Frontier will update this plan annually by March 1st each year for the FTTP locations to be completed that calendar year.

21. By March 1, 2022 and annually thereafter until the 350,000 locations are completed, Frontier will provide a progress report including the number of completed, built-out FTTP locations by census block and identify which locations have an IRR of less than 20%. Frontier will identify for each completed, built-out FTTP location whether the location is residential, commercial, and/or located on tribal lands. Frontier will also provide additional demographic information describing whether each location is an anchor institution, and whether the location falls within a census block designated as low-income and/or underserved, to the extent such information is available, and the expected broadband service offerings, including pricing. The reports in paragraph 20 and 21 will be provided on a confidential basis to the Commission’s Communications Division, Cal Advocates, TURN, CWA, and the Yurok Tribe.

15 Anchor institutions are public institutions like schools, libraries, health institutions, and public safety facilities. See https://www.cpuc.ca.gov/Broadband_Availability/
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22.             In addition, Frontier agrees to target a portion of its capital expenditure commitment to improving scale, quality, and reliability of backhaul and expanding broadband deployment in unserved and underserved communities in rural areas. Frontier will continue to actively participate in the Commission’s CASF program to advance deployment of broadband in unserved and underserved areas of the State, including tribal lands.  Frontier will submit an annual report to the Communications Division, Cal Advocates, TURN, CWA, the and the Yurok Tribe on March 1st for each year, for three years on initiatives and expenditures related to these issues.

23.             Frontier shall provide a report to Communications Division, Cal Advocates, TURN, and CWA on a confidential basis, identifying the specific census block groups in California in which it placed RDOF bids, the wire centers identified for each project, the amount of each of Frontier’s bids, and the name and bid amount of the winning bidder, and the winning bid if different from Frontier’s bid, in each specific census block group in California in which Frontier placed a bid, all subject to FCC disclosure limitations, within 30 days after emergence from Chapter 11.

D.	Pricing

24.             Frontier will continue to offer through December 31, 2023 its two existing low-income broadband plans in California, Affordable Broadband and Frontier Fundamental Internet (which is a stand-alone service offering) at the same or higher speeds as required by the FCC Lifeline program and at equal to or lower pricing than current rates. Within 90 days of its emergence from Chapter 11, Frontier shall meet with Cal Advocates, TURN, CWA, the Yurok Tribe and other tribal government representatives to discuss the provision and expansion of the benefits of the existing federal and state communications low income programs to tribal governments, tribal members, tribal organizations and/or tribal entities in Frontier’s California service territory.

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25.            Through December 31, 2021, Frontier will not increase residential rates for copper-based standalone voice services, fiber-based standalone basic primary voice service, copper-based broadband services, and copper-based voice/broadband bundles.

26.             Frontier will provide the Communications Division, Cal Advocates, TURN and CWA, on a confidential basis, within 60 days after emergence from Chapter 11, a California-specific report, including a narrative discussion and further description including specification of products and services, separately for each California ILEC for which Frontier plans to increase deposits and/or introduce higher upfront fees.

E.	Financial Performance & Reporting

27.            Within 30 days of the completion of Virtual Separation Report described in the Plan of Reorganization,16 the final version of which is expected to be delivered by March 31, 2021, Frontier will provide a complete and unredacted copy of the Virtual Separation Report to the Communications Division, Cal Advocates, TURN and CWA on a confidential basis. Frontier shall also provide narrative language which states with specificity what “better understanding” it has regarding “the economics and financial data for” California, broken out by operating entity to the extent available and applicable, based on the “more precise state-level financial revenue and expense data” expected by completion of the virtual separation process. Finally, Frontier will meet with Cal Advocates, TURN and CWA within 30 days of providing the Virtual Separation Report, or on alternative dates as mutually agreed, to discuss the Virtual Separation Report and answer questions about its significance for California.

16 The Plan references a “detailed report regarding a virtual separation under the same ownership structure of select state operations where the Reorganized Debtors will conduct fiber deployments from those state operations where the Reorganized Debtors will perform broadband upgrades and operational improvements.” Plan of Reorganization, Section IX, Conditions Precedent, at 9.

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28.              Frontier will provide, on a confidential basis, complete and unredacted documents to the Commission’s Communications Division, Cal Advocates, TURN and CWA showing the “internal revenue and cost sharing model based around the Virtual Separation” (Restructuring Term Sheet, “Business Plan,” page 9), the final version of which is expected to be delivered by March 31, 2021. On a one time basis, within 90 days after providing the Report referenced in paragraph 27 to the Commission’s Communication Division, Cal Advocates, TURN, and CWA, Frontier will also provide pro forma FY 2020 financial statements (Income Statement and Balance Sheet) for each California ILEC: a) using the current chart of accounts, accounting practices and expense allocation methodologies; and b) using the revised chart of accounts, accounting practices and expense allocation methodologies developed under the virtual separation process as contained in the Virtual Separation Report. Frontier will provide narrative language describing the extent to which capitalization of labor and expenses may differ for each of the three California ILECs using the Virtual Separation cost allocation methodology versus pre-Virtual Separation accounting and allocation methodologies.

29.               Frontier will provide the Commission’s Communications Division, Cal Advocates, TURN and CWA annual variance reports on a confidential basis tracking variances between the projected amounts shown in Frontier’s Exhibit E Financial Projections (“Base Case” income statements, statement of cash flows, and balance sheet, included with the Disclosure Statement) for each projection year versus actual achieved results, with an explanation of material differences between projected and actual results, for each line item. The initial report for 2020 shall be provided within 90 days after emergence from Chapter 11, and annually thereafter on April 1st through 2023.

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30.              Frontier will provide the Commission’s Communications Division, Cal Advocates, TURN and CWA annual variance reports tracking variances between the projected amounts shown in Frontier’s response to PAO 2.6 CONFIDENTIAL attachment (“Base Case” detailed revenues, direct and indirect expenses, EBITDA and Capex) for each projection year versus actual achieved results, with an explanation of the material differences between projected and actual results, for each line item. The initial report for 2020 shall be provided within 90 days after emergence from Chapter 11, and annually thereafter on April 1st through 2023. The annual variance report shall be broken down by each California operating company with statewide totals allocated to each on a percentage of revenues basis.

31.               Frontier agrees that its California ILECs will not make debt payments associated with the Restructuring and commits not to be debtors, guarantors or to pledge/encumber the assets of California ILECs for existing/assumed debt as part of the Restructuring, excluding the pre- bankruptcy debt obligation of $200 million already directly held by Frontier California Inc., or to directly issue new debt without Commission approval.

32.               For three years following emergence from Chapter 11 and to the extent permitted by Securities and Exchange Commission disclosure limitations, Frontier will provide to the Communications Division, Cal Advocates, TURN, and CWA information regarding dividends declared by the parent Frontier company Board and any written dividend policy.

33.               For three years following emergence from Chapter 11, Frontier will submit within 30 days, a report to the Commission’s Communications Division, Cal Advocates, TURN and CWA identifying the amount and timing of any dividends declared and paid by the California ILECs.

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34.             Within 90 days of emergence from Chapter 11, Frontier will submit to Cal Advocates, TURN and CWA a report identifying the debt-to-equity ratio of each of its California ILECs and for the parent Frontier company. For reference, Frontier will also include in the report the industry average debt-to-equity ratio based on comparable public peers, which would include but it is not limited to Consolidated Communications, Lumen Technologies (CenturyLink), Windstream, TDS Telecommunications, Inc. and other comparable public peer companies mutually agreed up on the Parties. Supporting documentation including data sources and calculations shall be provided with this report.

35.              By March 1, 2021, and annually thereafter for three years, Frontier will submit an annual report to Communications Division, Cal Advocates, TURN and CWA on a confidential basis that contains the debt-to-equity ratio of each of its three California ILECs and for the Frontier parent company and an updated industry average ratio as described in paragraph 34. Supporting documentation, including data sources and calculations, shall be provided with this report. Frontier will provide an explanation to Communications Division, Cal Advocates, TURN and CWA on a confidential basis describing any material changes in the debt-to-equity ratio for any of the three California ILECs or the Frontier parent company. If the debt-to-equity ratio for any of the Frontier entities has materially changed (increased 20% from the previously reported Frontier ratios), Frontier will file a Tier 2 Advice Letter with the Commission describing the reason for the change in the debt-to-equity ratio, as well as data and information regarding the industry average ratios and a status update on the capital investment requirement as agreed to in paragraph 1 of this Agreement.

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F.	Miscellaneous

36.             Frontier will notify the Communications Division, Cal Advocates, TURN and CWA of the date it emerges from Chapter 11 within 5 days of its emergence from Chapter 11.

37.             Frontier shall meet and confer with CWA quarterly regarding updates on settlement commitments, service quality, hiring, training and any issues arising under its collective bargaining agreements with CWA.

38.             Within 1 year of its emergence from Chapter 11, Frontier will offer and provide training for its employee technicians in California on mixed generation technologies.

39.              Frontier and CWA agree that their current collective bargaining agreements in California are currently in effect as of the execution of this Agreement and remain in effect through the current extension date of September 4, 2021. Frontier reaffirms and CWA agrees that under the Plan approved by the Bankruptcy Court these collective bargaining agreements that are in place as of the date Frontier emerges from Chapter 11 will be assumed by the reorganized Frontier companies and shall remain in place at emergence from Chapter 11. Frontier reaffirms its commitment to fulfill the terms of these California agreements through the remainder of the collective bargaining agreements extended terms, however, CWA and Frontier agree that any and all grievances, arbitrations, disputes, violations, remedies, issues or claims under the collective bargaining agreements will be resolved by the terms of those agreements and will not be submitted to, considered or addressed by the Commission.

40.              Frontier shall invite the Governor’s Office of the Tribal Advisor, the Yurok Tribe and other tribal government representatives and conduct quarterly meetings with interested tribal representatives regarding updates on settlement commitments, service quality, broadband deployment and any issues with Frontier’s services impacting tribal lands or tribal communities.

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41.            Frontier and its California subsidiaries will provide data requested by the Communications Division, Cal Advocates, TURN and CWA subject to the Commission’s discovery rules, to verify compliance with the conditions in the Agreement.

42.            Any information supplied to CWA pursuant to this Agreement shall be governed by a separate confidentiality agreement to be entered into between CWA and Frontier.

43.            Any information supplied to the Yurok Tribe pursuant to this Agreement shall be governed by a separate confidentiality agreement to be entered into between the Yurok Tribe and Frontier. Any reports or information identified in this Agreement to be provided by Frontier to the Yurok Tribe, will also be made available by Frontier to the Governor’s Office of the Tribal Advisor or to other tribal government representatives at their request and subject to the execution of a confidentiality agreement related to the provision of confidential data.

44.             If at any point after this Agreement is adopted, the Parties mutually agree in writing that any report specified in this Agreement is unnecessary, duplicative, or otherwise not needed, or that the timing of a report should be modified, the Parties shall reflect their agreed-upon modification in a letter to the Executive Director, Tier 1 advice letter or other mutually agreed upon notification to be submitted to the Commission.

45.             Except as otherwise specified in this Agreement or as may be extended by mutual agreement of the Parties, the obligations in this Agreement will expire on December 31, 2024.

46.           The Parties will file a Joint Motion seeking Commission approval of the Agreement in its entirety and without change. Frontier and its California subsidiaries consent to the jurisdiction of this Commission to enter an order enforcing this Agreement.

47.             The Parties agree to use their best efforts to obtain Commission approval of the Agreement. The Parties will request that the Commission approve the Agreement without changeand find the Agreement to be reasonable, consistent with the law and in the public interest. The Parties will take no action inconsistent with or in opposition to this Agreement at the Commission or in any other forum or jurisdiction, including the FCC.

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48.              This Agreement is being presented as an integrated package such that Parties are agreeing to this Agreement as a whole, as opposed to agreeing to specific elements to this Agreement. If the Commission adopts this Agreement with modifications or additions, all Parties must consent to the modifications or additions or any Party may void this Agreement, but only after such Party provides the other Parties to the Agreement with the opportunity to meet and confer in good faith regarding the proposed modifications or additions.

49.              This Agreement was jointly prepared by all Parties to the Agreement and any uncertainty or ambiguity existing in the document will not be interpreted against any Party on the basis that such party drafted or prepared the Agreement.

50.              By signing below, each of the undersigned represents and warrants that he/she/they is authorized to sign this Agreement on behalf of the Party for whom he/she/they signs and thereby binds such Party to the terms of this Agreement.

51.          This Agreement constitutes and represents the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, negotiations, representations, warranties and understandings of the Parties with respect to the subject matter set forth herein.

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52.              The Parties agree that the Commission’s adoption of this Agreement should not be construed as an admission or waiver by any Party regarding any fact, matter of law, or issue thereof that pertains to the subject of this Agreement. Further, the Parties agree that the obligations set forth in this Agreement are without prejudice to positions each Party has taken, or may hereafter take, in any proceeding in another state, or in any proceeding at the Commission. In accordance with the Commission’s Rules of Practice and Procedure, Rule 12.5, the Parties intend that the Commission’s adoption of this Agreement be binding on each Party, including its legal successors, predecessors, assigns, partners, joint ventures, shareholders, members, representatives, agents, attorneys, parent or subsidiary companies, affiliates, officers, directors, and/or employees. Adoption of this Agreement does not constitute approval of, or precedent regarding, any principle in any future proceeding, unless the Commission expressly provides otherwise.

53.              If a Party fails to perform its respective obligations under this Agreement, after reasonable notice and opportunity to cure its default, any other Party may come before the Commission to pursue a remedy including enforcement. The Parties acknowledge that the Commission may assert jurisdiction to enforce the terms and conditions of this Agreement.

54.               This Agreement may be amended or changed only by a written agreement signed by all Parties and approved by the Commission.

55.                This Agreement shall be governed by and interpreted in accordance with the laws of the State of California and the rules, regulations and General Orders of the California Public Utilities Commission.

56.                This Agreement may be executed in one or more counterparts, and each of which when so executed and delivered will be an original and all of which together will constitute one and the same instrument.

**END**

Signature Page to Follow:

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/s/Mark D. Nielsen
Frontier Communications Corporation

Printed Name:     Mark D. Nielsen
Title:     EVP and Chief Legal Officer

/s/ Christopher Ungson
Public Advocates Office at the California
Public Utilities Commission
Printed Name: Christopher Ungson
Title: Deputy Director

/s/ Christine Mailloux
The Utility Reform Network
Printed Name: Christine Mailloux
Title:  Staff Attorney

/s/Rachael Koss
Communications Workers of America, District 9
Printed Name: Rachael Koss

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ATTACHMENT 2

Application of Frontier Communications Corporation, Frontier California Inc. (U 1002 C), Citizens Telecommunications Company of California Inc. (U 1024 C), Frontier Communications of the Southwest Inc. (U 1026 C), Frontier Communications Online and Long Distance Inc. (U 7167 C), Frontier Communications of America, Inc. (U 5429 C) For Determination That Corporate Restructuring Is Exempt From or Compliant With Public Utilities Code Section 854.
A.20-05-010

SETTLEMENT AGREEMENT

This Settlement Agreement ("Settlement") is entered into as of December 12, 2020, by and between Frontier Communications Corporation Frontier California Inc. (U 1002 C), Citizens Telecommunications Company of California Inc. (U 1024 C), Frontier Communications of the Southwest Inc. (U 1026 C), Frontier Communications Online and Long Distance Inc. (U 7167 C), and Frontier Communications of America, Inc. (U 5429 C) (collectively, "Frontier"), and the California Emerging Technology Fund ("CETF"), collectively referred to as "the Parties."

All the terms of this Settlement are expressly contingent upon the consummation of Frontier's corporate Restructuring associated with and emergence from the Chapter 11 as described in the Application filed in this proceeding on May 22, 2020.

RECITALS

Whereas, on May 22, 2020, Frontier filed Application 20-05-010 seeking a determination under Public Utilities Code Section 853(b) that its restructuring is exempt from the transfer of control requirements in Public Utilities Code Section 854 or, alternatively, requesting the Commission's approval pursuant to Section 854 ("Application"); and

Whereas, on October 9, 2020, CETF filed its Motion for Party Status, which was granted October 15, 2020; and

Whereas, the Parties jointly developed a high successful Wi-Fi-en abled device (i.e. Chromebook) distribution initiative to provide 5,000 low-income students in 16 high need school districts, 350 of which were distributed to the Southern California Tribal Chairmen's Association (SCTCA) and which facilitated participation in distance learning for students from six Southern California Tribes: the Campo Band of Kumeyaay  Indians, the Los Coyotes Band  of Cahuilla and Cupefio Indians , the Mesa Grande Band of Mission Indians, the Pala Band of Mission Indians, the San Pasqual Band of Mission Indians, and the Viejas Band of Kumeyaay Indians with enhanced ability to access broadband services and engage in remote learning required  by the COVID-19 pandemic. The Parties hosted several special socially distanced events to distribute the devices to students as quickly and safely as possible during the pandemic. See, e.g YouTube event videos Closing the Digital Divide in California Communities: Chromebooks for Coachella Valley Students; and Closing the Digital Divide in California' s Tribal Nations; and

Whereas, the Parties wish to build on their success in bridging the Digital Divide through Wi-Fi enabled device distribution, and wish to prioritize Tribal community members for future distributions; and

Whereas, the Parties have conferred regarding the possibility of settlement in this case, and the Parties have reached the terms of a settlement that the parties believe is in the public interest, reasonable in light of the record, and consistent with law, as set forth herein.

2

AGREEMENT

NOW, THEREFORE, based upon mutual agreement reflected in this Settlement, Frontier and CETF agree as follows:

1.           The Second Amendment to the Implementation Agreement between the Parties is attached to and incorporated into this Settlement. In an effort to address the COVID-19 pandemic-related heightened need for broadband adoption and connectivity, particularly for students and Tribal community members, the Second Amendment provides for the accelerated distribution of Wi-Fi enabled devices and adoption payments with a goal of full distribution by December 31, 2021 as well as for expanded availability of community broadband connectivity. Specifically, the Parties have agreed that all remaining devices are eligible to be distributed to low income students in high need school districts and communities, that the Parties shall work to distribute no fewer than 4,000 devices to students in Tribal communities, and that adoption payments may be used to support CETF's digital literacy training efforts. In addition, the Parties have agreed to expand the locations eligible for public Wi-Fi deployments to include any community location, organization , or institution that is capable of facilitating service to low income users and/or to allow Frontier to provide two years of free broadband service to schools, libraries or other community organizations to facilitate access to broadband  services  for  low- income or underserved community members with priority given to schools, libraries or other community organizations serving Tribal members.  Further, Frontier has agreed to shall continue to offer its Affordable Broadband and Frontier Fundamental low-income broadband  service plans at equal or lower pricing than current rates for an additional time period through December 31, 2023.
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2.           The Parties will file a Joint Motion seeking Commission approval of the Settlement in its entirety and without change.

3.           The Parties agree to use their best efforts to obtain Commission approval of the Settlement. The Parties will request that the Commission approve the Settlement without change and find the Agreement to be reasonable , consistent with the law and in the public interest. The Parties will take no action in opposition to this Settlement.

4.           This Settlement is being presented as an integrated package such that Parties are agreeing to this Settlement as a whole, as opposed to agreeing to specific elements to this Settlement. If the Commission adopts this Settlement with modifications, all Parties must consent to the modifications or any Party may void this Settlement, but only after such Party provides the other Parties to the agreement with the opportunity to meet and confer in good faith regarding the proposed modifications.

5.           This Settlement was jointly prepared by the Parties to the Settlement and any uncertainty or ambiguity existing in the document will not be interpreted against any party on the basis that such party drafted or prepared the Settlement.

6.           By signing below, each of the undersigned represents and warrants that he/she is authorized to sign this Settlement on behalf of the party for whom he/she signs and thereby binds such party to the terms of this Settlement.

7.           This Settlement constitutes and represents the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, negotiations, representations, warranties and understandings of the parties with respect to the subject matter set forth herein.

8.           In accordance with the Commission's Rules of Practice and Procedure, Rule 12.5, the Parties intend that the Commission's adoption of this Settlement be binding on each Party, including its legal successors, predecessors, assigns, partners, joint ventures, shareholders, members, representatives, agents, attorneys, parent or subsidiary companies, affiliates, officers, directors, and/or employees. Adoption of this Settlement does not constitute approval of, or precedent regarding, any principle in any future proceeding, unless the Commission expressly provides otherwise.

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9.           If a Party fails to perform its respective obligations under this Settlement, after reasonable notice and opportunity to cure its default, any other Party may come before the Commission to pursue a remedy including enforcement. The Parties acknowledge that the Commission may assert jurisdiction to enforce the terms and conditions of this Settlement.
10.          This Settlement may be amended or changed only by a written agreement signed by all parties and approved by the Commission.
11.          This Settlement shall be governed by and interpreted in accordance with the laws of the State of California and the rules, regulations and General Orders of the California Public Utilities Commission.

12.          This Settlement Agreement may be executed in one or more counterparts, and each of which when so executed and delivered will be an original and all of which together will constitute one and the same instrument.

Accepted on behalf of CETF by: /s/ Sunne Wright McPeak Sunne Wright McPeak President and CEO Date: December 12, 2020	Accepted on behalf of Frontier by: /s/ Allison M. Ellis Allison M. Ellis Senior Vice President, Regulatory Date: December 12, 2020

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ATTACHMENT

Second Amendment to the Implementation Agreement,
dated December 11, 2020

6

SETTLEMENT AGREEMENT

SECOND AMENDMENT TO IMPLEMENTATION AGREEMENT BETWEEN FRONTIER COMMUNICATIONS CORPORATION
AND THE CALIFORNIA EMERGING TECHNOLOGY FUND

This second amendment ("Second Amendment") is to the Implementation Agreement previously executed by Frontier Communications Corporation ("Frontier") and the California Emerging Technology Fund ("CETF") (collectively , "the " Pa rties") on July 22, 2016 and their subsequent Amendment to the Implementation Agreement on December 28, 2018.

A.	Recitals

1.         The Parties entered into a Memorandum of Understanding and Agreement dated October 23, 2015 ("MOU").

2.          The California Public Utilities Commission ("Commission ") approved the MOU in Decision ("D.") 15-12-005, issued on December 9, 2015, and attached as Appendix E thereto.

3.            On July 22, 2016, the Parties entered into an Implementation Agreement to clarify the parties' respective obligations regarding the broadband adoption aspects of the MOU. The Implementation Agreement took effect on July 1, 2016, and, by its terms, it expired June 30, 2018.

4.         On December 28, 2018, Parties entered into an Amendment to their Implementation Agreement in order to resolve issues between them (the "Amendment"). The Amendment took effect December 28, 2018.

5.           On May 22, 2020, Frontier filed Application 20-05-010 seeking a determination under Public Utilities Code Section 853(6) that its restructuring is exempt from the transfer of control requirements in Public Utilities Code Section 854 or, alternatively, requesting the Commission's approval pursuant to Section 854 ("Applicat ion").

6.           On October 9, 2020, CETF filed its Motion for Party Status, which was granted October 15, 2020.

7. As part of the MOU and as detailed in the Implementation Agreement and Amendment, the Parties agreed to an affordable broadband offering, a Wi-Fi hotspot deployment target, and a Wi-Fi capable device distribution schedule as part of their joint endeavor to expand broadband adoption in the state of California that they now wish to update and modify.

8.          Specifically, in response to the COVID-19 pandemic, the Parties engaged in a successful collaboration to distribute 5,000 Wi-Fi capable devices to low-income students in 16 high need school districts to facilitate remote lea rning, including a donation of 350 Chromebook laptops to the Southern California Tribal Chairmen' s Association (SCTCA) that facilitates participation in distance learning for students from six Southern California

December 11, 2020

1

SETTLEMENT AGREEMENT

Tribes: the Campo Band of Kumeyaay Indians, the Los Coyotes Band of Cahuilla and Cupefio Indians, the Mesa Grande Band of Mission Indians, the Pala Band of Mission Indians, the San Pasqual Band of Mission Indians, and the Viejas Band of Kumeyaay Indians. 1 The Parties wish to continue this highly successful distribution program.

9.          Further, the COVID-19 pandemic has created unanticipated challenges with completing the Wi-Fi hotspot deployment by the target completion date because many potential non-profit locations/community entities are either closed or short staffed and unable to allow clients access to their facilities due to COVID-19 restrictions.2

10.         This Second Amendment is intended to supplement and modify the Implementation Agreement and Amendment thereto to reflect the terms of the Parties' settlement. Except as modified herein, the Implementation Agreement and Amendment remains in full effect and binds the Parties regarding implementation of the MOU, which remains in effect, provided however that to the extent any provision of this Second Amendment and either the Implementation Agreement or Amendment conflict, this Second Amendment shall control.

B.	Terms

11.         The Implementation Agreement and Amendment are incorporated herein by reference. The parties agree that the Implementation Agreement and Amendment incorporates the terms of this Second Amendment, and, with those amended terms, it is modified as set forth herein. Except as expressly stated herein, this Second Amendment has no effect on the parties' rights or obligations under the MOU. The terms of the Implementation Agreement and Amendment remain in effect except as expressly modified by this Second Amendment, provided however that to the extent any provision of this Second Amendment and either the Implementation Agreement or Amendment conflict, this Second Amendment shall control.

12.         Paragraph B.2.c and Exhibit A of the Implementation Agreement, which was previously modified by Paragraph 13 of the Amendment is deleted, and is replaced by the following:

B.2.c.

(i) As of December I, 2020, Frontier has disbursed $1.8 million to CETF in adoption payments to assist CETF and CBOs in connection with their adoption efforts.

1 The Parties hosted several special socially distanced events to distribute the devices to students as quickly and safely as possible during the pandemic. See, e.g YouTube event videos Closing the Digital Divide in California Communities: Chromebooks for Coachella Valley Students; and Closing the Digital Divide in California's Tribal Nations

2 The Wi-Fi service is designed for indoor use.

December 11, 2020

2

 SETTLEMENT AGREEMENT

(ii) As of December 1, 2020, Frontier has purchased 29,221 Chromebooks, which includes 4,000 devices that are currently on order and are expected to be distributed by December 31, 2020.

(iii) Frontier shall undertake good faith efforts to purchase and the Parties shalljointly work to distribute the remaining 20,779 Wi-Fi capable devices by September 1, 2021. All remaining devices are eligible to be distributed to low-income students in high need school districts or other similar student or community distribution program as the Parties may jointly develop and no fewer than 4,000 devices shall be distributed in Tribal communities. Frontier will continue to advance additional funds to CETF at $60 per qualified adoptions from the $3 million identified in paragraph 24 of the MOU as set forth at para. 13(iii) in the Amendment and in order to facilitate the digital literacy training efforts it and the CBOs are undertaking in connection with the devices distributed to students or community members. In the event that not all devices are, or are expected to be, distributed by September 1, 2021, the parties agree to meet and confer to discuss next steps to attempt to accomplish distribution of the balance of Wi-Fi enabled devices by December 31, 2021. In the event supply chain issues arise throughout the year and all devices are not either distributed or on order by December 31, 2021, the parties agree that Frontier may elect to fulfill this condition through a lump sum payment after December 31, 2021 equal to the cost per unit of remaining undistributed devices (including tax and shipping fees). In addition, if the lump sum payment option is exercised, Frontier shall pay, at the same time, all remaining outstanding adoption payments to CETF.

13.          Paragraph C. 7 of the Implementation Agreement, which was added to the Implementation Agreement in Paragraph 15 of the Amendment is replaced as follows:

7. Frontier shall continue to offer its Affordable Broadband and Frontier Fundamental low-income broadband service plans at equal or lower pricing than current rates through December 31, 2023. While the Agreement is in effect, and every low-income household enrolling in any such service shall be counted toward the aspirational goal set forth in Section A(3). In the event that neither the California Public Utilities Commission nor the Federal Communications Commission has finalized action on Lifeline or an equivalent support mechanism for low-income broadband services by December 31, 2023, the Parties agree to meet and confer regarding an extension for a period of one year (to December 31, 2024) of Frontier's Affordable Broadband and Frontier Fundamental low- income broadband service plans at equal or lower pricing than current rates.

December 11, 2020

3

SETTLEMENT AGREEMENT

14.        Paragraph C.6 of the Implementation Agreement which was added to the Implementation Agreement in Paragraph 16 of the Amendment is replaced by the following:

6. This Agreement shall remain in effect until the entire $3 million identified in paragraph 24 of the MOU is disbursed (at $60 per qualified adoption) and until all of the 50,000 Wi-Fi capable devices identified in paragraph 20 of the MOU are distributed (one device per qualified adoption), provided, however, if all funds and devices are not disbursed by CBOs under grant agreements with CETF or distributed by December 31, 2021, Frontier may elect to immediately disburse and distribute the remaining funds and devices to CETF. As set forth in Section B.2.c(iii}, the Parties will mutually confer and agree on a plan for device delivery and disbursement of remaining funds to CETF.

15.         Covenant 9 of the MOU requires the Parties to mutually identify 50 locations where Frontier will install public Wi-Fi subject to the conditions of Covenant  9(a).  In addition, Wi-Fi deployments were addressed in Paragraph 17 of the Amendment.  As of the effective date of this Second Amendment, Frontier has installed public Wi-Fi at 19 locations despite good faith efforts in collaboration with CETF to identify  and  complete  more  deployments and to surmount the access and deployment challenges presented by the  CO VID -19 pandemic. Accordingly, to achieve the core goal  of  this  Covenant  9  of  the  MOU- expanded community-based access to broadband services, particularly for low-income and underserved community members- the Parties agree to revise Frontier's Wi-Fi hot spot deployment obligations as set forth herein. Specifically, the Parties agree to expand the locations eligible for public Wi-Fi to include any community location organization, or other institution (such as libraries, skilled nursing facilities, shelters, etc.), that is capable of facilitating Wi-Fi service to primarily low-income or underserved users as  the  Parties mutually agree, and shall jointly work to identify and prioritize Tribal locations for Wi-Fi hotspot deployments. In addition, the Parties agree that in lieu of a Wi-Fi deployment  , where it has facilities deployed to a community location, organization,  or  other  institution that facilitates broadband access and use by low-income  or  underserved  community members, Frontier may elect to provide two years  of  free  broadband  service  to  a community location , organization, or other institution  in  order  to  facilitate  broadband access by low-income or underserved community members with priority given to those locations /entities serving Tribal  members.  Frontier shall work  diligently  and  in good faith to complete its Wi-Fi community access commitment to 31 locations despite the challenges created by the COVID -19 pandemic by December  31,  2021  by:  1)  completing  a  Wi-Fi installation; or 2) providing two years of free broadband service to a community location, organization, or other institution that facilitates broadband access /use by low-income or underserved community members as the parties mutually agree; or 3)  any  combination thereof. In the event that Frontier is not able to complete its Wi-Fi community access commitment by December 31, 2021, Frontier may elect to immediately disburse an amount equal to the sum of the number of remaining  deployments  multiplied  by  $4,000.00  to  CETF, which is calculated to include both the average cost of a Wi-Fi deployment, including the efforts of CETF staff resources to oversee and achieve the remaining Wi-Fi deployments.

December 11, 2020

4

SETTLEMENT AGREEMENT

16.       The Parties shall continue to collaborate on potential California Advanced Services Fund (CASF) grant applications to reach unserved households and effectuate other benefits in unserved or underserved areas within Frontier's service territory.

17. The parties agree that within 90 days of Frontier's emergence from Chapter 11, currently expected to be no later than March 31, 2021, Frontier's CEO and at least one new Frontier Board member (who is not a member of Frontier's management team) will meet with the CETF Board of Directors, as mutually agreed, in order to get a fuller understanding from CETF of the specific broadband needs and challenges of serving California residents, including those that are low-income and underserved.

18.       The Parties agree to support and seek Commission approval of this Second Amendment and approval of Frontier's Application 20-05-010 seeking a determination under Public Utilities Code Section 853(b) that its restructuring is exempt from the transfer of control requirements in Public Utilities Code Section 854 or, alternatively, requesting the Commission's approval pursuant to Section 854 in a joint motion. Should either Party violate this Second Amendment, the other Party reserves its rights to enforce the MOU, the Implementation Agreement, Amendment and/or this Second Amendment through any procedure permitted by law, including any applicable procedure under Commission rules.

19.        This Second Amendment. the Implementation Agreement and Amendment shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors in interest and assigns.

20.        This Second Amendment is only effective upon the approval of the Second Amendment by the Commission.

21. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Accepted on behalf of CETF by:	Accepted on behalf of Frontier by:

/s/Sunne Wright McPeak Sunne Wright McPeak President and CEO	/s/ Allison M. Ellis Allison M. Ellis Senior Vice President, Regulatory

Date: December 12, 2020	Date: December 12, 2020

December 11, 2020

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ATTACHMENT 3

BEFORE THE PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA

Application of Frontier Communications Corporation, Frontier California Inc. (U 1002 C), Citizens Telecommunications Company of California Inc. (U 1024 C), Frontier Communications of the Southwest Inc. (U 1026 C), Frontier Communications Online and Long Distance Inc. (U 7167 C), Frontier Communications of America, Inc. (U 5429 C) For Determination That Corporate Restructuring Is Exempt From or Compliant With Public Utilities Code Section 854.
A.20-05-010

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement”) is entered into as of January 19, 2021, by and between Frontier Communications Corporation, Frontier California Inc. (U 1002 C), Citizens Telecommunications Company of California Inc. (U 1024 C), Frontier Communications of the Southwest Inc. (U 1026 C), Frontier Communications Online and Long Distance Inc. (U 7167 C), and Frontier Communications of America, Inc. (U 5429 C) (collectively, “Frontier”), and the Yurok Tribe (or “Tribe”), collectively referred to as “the Parties.”

All the terms of this Settlement are expressly contingent upon the consummation of Frontier’s corporate Restructuring and its emergence from Chapter 11 as described in the Application, subject to the conditions specified in this Settlement and any other settlement agreement approved in A.20-05-010.

RECITALS

Whereas, Frontier Communications Corporation is the parent holding company for three California Incumbent Local Exchange Carriers: Frontier California Inc., Citizens Telecommunications Company of California Inc., and Frontier Communications of the Southwest Inc. (the “California ILECs”);

Whereas, Frontier Communications Corporation is the parent holding company for two interexchange carriers with operations in California: Frontier Communications Online and Long Distance Inc. (U 7167 C), and Frontier Communications of America, Inc. (U 5429 C) (together the “California IXCs”);

Whereas, Frontier acquired the networks serving the Yurok Tribe in two separate transactions—the 2010 Frontier acquisition of Verizon West Coast (approved in D. 09-10-056), and the Frontier 2016 acquisition of Verizon California Inc. (approved in D. 15-03-005);

Whereas, the California Public Utilities Commission (“CPUC” or “Commission”) has been monitoring communications services in this region and has hosted public participation hearings (“PPHs”) and workshops in various formal and informal proceedings to gather input on service quality issues and challenges presented there, including PPHs in several tribal areas for Frontier’s 2016 acquisition, a PPH in the CHCF-A proceeding (R.11-11-007), and a PPH and workshop in this proceeding; and

Whereas, on April 14, 2020, Frontier Communications Corporation, as well as more than 100 of its subsidiaries across the country, including the California ILECs and the California IXCs, filed for chapter 11 relief under Title 11 of the United States Code (“Chapter 11”) in the Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”);

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Whereas, on May 22, 2020, Frontier filed Application 20-05-010 with the Commission seeking a determination under Public Utilities Code Section 853(b) that its restructuring is exempt from the transfer of control requirements in Public Utilities Code Section 854 or, alternatively, requesting the Commission’s approval pursuant to Section 854 (“Application”);

Wheareas, the Public Advocates Office at the California Public Utilities Commission (“Cal Advocates”), The Utility Reform Network (“TURN”), Communications Workers of America, District 9 (“CWA”), the California Emerging Technology Fund (“CETF”), the Greenlining Institute, the Center for Accessible Technology, the Rural County Representatives of California (“RCRC”), and the Yurok Tribe are parties to this proceeding;

Whereas, on August 27, 2020, the Bankruptcy Court approved Frontier’s Plan of Reorganization (“Plan,” along with the contemplated transactions thereunder, the “Restructuring”), which was filed in this proceeding on that day;
Wheareas, Frontier filed its opening briefs on November 18, 2020;

Whereas, on December 8, 2020, the Yurok Tribe filed its Motion for Party Status, which was granted December 10, 2020;
Whereas, Frontier filed its reply brief on December 10, 2020;

Whereas, on December 24, 2020, a settlement agreement between Frontier, Cal Advocates, TURN, and CWA (“Cal Advocates/TURN/CWA settlement”) was filed this proceeding;

Whereas, on December 28, 2020, the Yurok Tribe filed its Motion for Admission of Direct Testimony and Related Documents Into the Evidentiary Record (“Motion”) and its Opening Brief;

Whereas, on January 5, 2021, Frontier filed its Opposition to the Motion (“Opposition”) and its Reply Brief to the Yurok Tribe’s Opening Brief;

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Whereas, on January 14, 2021, the Commission granted the Yurok Tribe’s Motion and overruled Frontier’s procedural objections to the Motion.

Whereas, Frontier has agreed to coordinate with the Yurok Tribe in this settlement to further expand broadband, including providing up to $5 million to support “middle-mile” fiber from the Klamath River Rural Broadband Initiative project end in Orick, California to Klamath, California, and “fiber-to-the-premises”1 to certain Yurok Reservation locations along the above- referenced middle-mile fiber route;

Whereas, the Parties have conferred regarding the possibility of agreement in this case, and, in accordance with Rule 12.1(b), held a settlement conference on January 19, 2021 with Cal Advocates, TURN, CETF, and the Greenlining Institute; and

Whereas, the Parties have reached the terms of a settlement agreement that the Parties believe is in the public interest, reasonable in light of the record, and consistent with law, as set forth herein.
AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings set forth herein, the receipt and adequacy of which the Parties hereby acknowledge, the Parties agree to the following terms and conditions:

1.	In collaboration with the Yurok Tribe, Frontier will coordinate with the Yurok Tribe and potential third parties on the evaluation and potential deployment of:

1 For purposes of this Settlement, “fiber-to-the-premises” means the deployment of fiber-optic facilities in an optical distribution network from the central offices to the public right of way, utility pole or easement immediately adjacent to the potential subscriber’s premises, including residential, multi-dwelling unit and commercial location. If a consumer subscribes to service, the fiber and optical distribution network is connected with fiber-optic cable to the customer location demarcation point or optical network terminal.

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A.	“Middle-mile” fiber from the Klamath River Rural Broadband Initiative (“KRRBI”) project end in Orick, CA to Hunter Creek Rd. in Klamath, CA; and,

B.	“Fiber to the Premises” to certain Yurok Reservation locations along the above- referenced middle-mile fiber route (collectively, the “Project”).

2.	Project Development and Ownership

A.
Frontier and the Yurok Tribe will collaborate to complete the Project. Frontier will contribute 1/2 of the Project costs, up to a $5.0 million cap, from its planned capital expenditures and broadband deployment commitments made in the Cal Advocates/TURN/CWA Settlement. This expenditure will include up front payment to the Yurok Tribe of $75,000 to cover startup costs related to Project planning and implementation, including securing additional funding. The remainder of the funds shall be released by Frontier for Frontier’s use to complete the Project upon the Yurok Tribe securing its portion of Project funding.

B.
The Yurok Tribe will be responsible for providing its minimum 1/2 financial contribution directly, via third party financial contribution, federal funding, and/or state funding to complete the Project. Completion of the Project is contingent on the Yurok Tribe securing sufficient funding.

C.
Frontier will be primarily responsible for the design, engineering, and construction of the Project. The Yurok Tribe will be primarily responsible for securing any necessary federal, state, local or tribal permits and authorizations; Frontier will assist with such efforts as needed, including providing information, licenses, or other proof necessary to complete competitive funding applications. Where applicable, Frontier will work with the Yurok Tribe to leverage state and federal funding opportunities for the benefit of the Project (e.g. CASF, etc.).

D.	Frontier will coordinate with the Tribe to complete the construction.

E.
Upon completion, the Tribe will be provided 1) ownership and use of the constructed fiber capacity based on its proportionate financial contribution to the Project and 2) other non-fiber benefits (e.g. income, etc.) that may arise as a result of the Project’s supplemental infrastructure (e.g leasing space on tower infrastructure, conduit space, etc.) based on its proportionate financial contribution to the Project. For example, if the Project ultimately costs $15 million and the Yurok Tribe directly or indirectly contributes $10 million, the Yurok Tribe will receive 66% of the Project fiber capacity and other non-fiber project benefits. For purposes of clarity, Frontier may use its proportional fiber capacity to provide telecommunications services and this use and the provision of telecommunications services are not considered other non-fiber benefits to be shared or provided to the Yurok Tribe.

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F.
If the Yurok Tribe is unable to secure the necessary resources and/or funding to complete the Project within four years, Frontier shall deploy $3 million, less any funding already expended by Frontier on the Project, to benefit, improve, or expand infrastructure serving the Yurok Resevation, Yurok Lands,2 and Yurok’s ancestral territory in compliance with the terms of the Cal Advocates/TURN/CWA Settlement. Frontier and the Tribe shall consult in good faith to determine these alternate projects or activities, prioritizing work within the Yurok Reservation.

3.	Reimbursement of costs and fees:

A.
Within sixty (60) days of the consummation of Frontier’s corporate Restructuring and its emergence from Chapter 11, Frontier will provide the Yurok Tribe with $400,000 to enable the Tribe to administer and provide reimbursement, credits or discounts for any services provided to consumers or business on Yurok Lands or in the Yurok Tribe’s ancestral territory; to cover its costs related to the Frontier restructuring transaction: and/or to provide reimbursement, credits or discounts to the Yurok Tribe for its and its affiliated business and consumer subscriptions and “backhaul services” contract fees, for the period between 2017-2022; and

B.
Within sixty (60) days of the consummation of Frontier’s corporate Restructuring and its emergence from Chapter 11, Frontier will provide the Yurok Tribe an additional $100,000 for its use as described in 3.A if the Yurok Tribe works in good faith to support Frontier’s efforts to quickly conclude the A.20-05-010 proceeding, including by finalizing and submitting this Settlement by January 19, 2021, filing comments in support of the Cal Advocates/TURN/CWA and CETF Settlements by January 20, 2021, and the Commission approving Frontier’s transfer of control/restructuring application in A.20-05-010 by March 30, 2021.

4.
Within sixty (60) days of the consummation of Frontier’s corporate Restructuring and its emergence from Chapter 11, Frontier will provide the Yurok Tribe with its existing local maps of Frontier’s infrastructure and equipment along with information on infrastructure and equipment within the Yurok Tribe’s ancestral territory, together with any existing maps of adjacent areas that identify the points of integration of such infrastructure with the remainder of Frontier’s system.

5.
Within three (3) months of the consummation of Frontier’s corporate Restructuring and its emergence from Chapter 11, Frontier agrees to hire or designate a local, high-level employee as the Yurok Tribe’s point of contact or tribal liaison to provide Out Of Service response, customer service, and information sharing. The Yurok Tribe shall have direct access to the tribal liaison via phone and email. The tribal liaison shall have the availability, access, and authority to generally provide a response to the Yurok Tribe within 24 hours. To the extent the Commission approves the Cal Advocates/TURN/CWA Settlement’s tribal liaison condition, the Yurok Tribe anticipates that the Yurok Tribe’s tribal liaison contemplated in this term could also satisfy that condition.

2 Yurok Lands means lands owned in fee by the Yurok Tribe but located outside of the Yurok Reservation, such as the Yurok Tribe’s government office in Crecent City.
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6.
Frontier will evaluate and make good faith efforts to negotiate an increased bandwidth backhaul services contract with the Yurok Tribe for the benefit of Yurok Connect, with a price that is lower than the standard business pricing to account for the public service purpose of the contract. The Tribe recognizes that bandwidth capacity is limited by the microwave facilities use for backhaul services and Frontier may not be able to significantly increase bandwidth capacity available. However, Frontier will prioritize the Yurok Tribe by providing the Tribe with an option to purchase increased bandwidth as it becomes available.

7.
Frontier will work with the Yurok Tribe and hold good faith discussions and share information for the purpose of an acquisition feasibility study by the Yurok Tribe and potential acquisition at a fair market value identified by one or more independent third parties (excluding the market value of the Project at the time of the transfer). The potential acquisition would include infrastructure, staffing, equipment, assets, licenses and authorizations related to Frontier’s seven (7) wire centers/exchanges: six (6) which Frontier acquired from Verizon in 2010 comprising Verizon West Coast, Inc. (Klamath, Orick, Crescent City, Smith River, Gasquet, Hiouchi and one (1) additional wire center/exchange (Hoopa) which Frontier acquired from Verizon in 2016 (hereafter “Feasibility Study Facilities”)).

A.	Frontier will make a good faith effort to properly maintain and improve the Feasibility Study Facilities, for 12-18 months while the Yurok Tribe completes a feasibility study and due diligence.

B.
Frontier will make information available, subject to a nondisclosure agreement, regarding the assets, third-party costs, revenues, network costs, customer subscribership data, asset and network drawings, and available financial data related to the Feasibility Study Facilities.

C.
Frontier will have quarterly meetings with the Yurok Tribe during the feasibility study and due diligence period to provide information to enable the Yurok Tribe’s assessment and compliance with its feasibility study funding requirements. The first meeting will be scheduled within sixty (60) days of Commission approval this Settlement.

D.
If the Yurok Tribe deems the acquisition feasible and an acquisition is mutually agreeable by the Yurok Tribe and Frontier, Frontier and the Yurok Tribe will work together in good faith to pursue the acquisition and transfer, including formalization of a purchase agreement, securing any necessary approvals for the transfer and completely separating the Feasibility Study Facilities from Frontier’s existing network.

8.
The Yurok Tribe shall file comments on or before January 20, 2021, supporting the Cal Advocates/TURN/CWA Settlement and the CETF Settlement. In these comments, the Yurok Tribe shall also advocate for the Commission to approve the Application and resolve this proceeding no later than March 30, 2021.

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9.
All terms of this Settlement are expressly contingent upon: (1) Commission adoption of this Settlement as a resolution of the Yurok Tribe’s concerns and recommendations in this proceeding, (2) the issuance of a Commission decision confirming that the Restructuring and the transfer of control comply with Public Utilities Code Section 854, and (3) the consummation of Frontier’s corporate Restructuring and emergence from Chapter 11 as described in the Application, subject to the conditions specified in this Settlement and any other settlement agreement approved in A.20-05-010, and consistent with the Plan of Reorganization confirmed by the Bankruptcy Court on August 27, 2020.3 To the extent that Frontier or the Yurok Tribe have previously recommended conditions that are inconsistent with this Settlement, those positions are hereby modified to conform to the compromise reached herein, which all Parties agree is in the public interest. The Parties agree that this Settlement represents a resolution of all disputes between them and is fundamentally fair, reasonable in the light of the whole record, consistent with the law, and in the public interest. The Parties further agree that Frontier’s corporate Restructuring and emergence from Chapter 11 as described in the Application, subject to the conditions specified in this Settlement, is in the public interest, consistent with applicable law, and fair and reasonable in light of the whole record.

10.
This Settlement constitutes and represents the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, negotiations, representations, warranties and understandings of the Parties with respect to the subject matter set forth herein.

11.
The Parties will file a Joint Motion seeking Commission approval of the Settlement in its entirety and without change. Frontier and its California subsidiaries consent to the jurisdiction of the Commission to enter an order enforcing this Settlement.

12.
The Parties agree to use their best efforts to obtain Commission approval of the Settlement. The Parties will request that the Commission approve the Settlement without change and find the Settlement to be reasonable, consistent with the law, and in the public interest. The Parties will take no action in opposition to this Settlement.

13.
This Settlement is being presented as an integrated package such that Parties are agreeing to this Settlement as a whole, as opposed to agreeing to specific elements to this Settlement. If the Commission adopts this Settlement with modifications or additions, all Parties must consent to the modifications or any Party may void this Settlement, but only after such Party provides the other Party to the Settlement with the opportunity to meet and confer in good faith regarding the proposed modifications or additions.

3 In re Frontier Communications Corporation, et al., Case No. 20-22476 (RDD) (S.D.N.Y.) (08/27/20), Findings Of Fact, Conclusions Of Law, And Order Confirming The Fifth Amended Joint Plan Of Reorganization Of Frontier Communications Corporation And Its Debtor Affiliates Pursuant To Chapter 11 Of The Bankruptcy Code. The final approved Plan confirmed by the Bankruptcy Court was submitted to the Commission on August 27, 2020. See Supplement to Applicants’ Response to ALJ Ruling Authorizing Submission of Plan of Reorganization, at Exhibit 1.

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14.
In the event any dispute arises among or between any of the Parties related to this Settlement, the Parties shall, before taking any other judicial or administrative action concerning that dispute, provide written notice of the dispute to the other Party and meet and confer in person in a good-faith effort to resolve the dispute within fifteen (15) days unless otherwise agreed. Any Party that is alleged to be in breach shall have fifteen (15) days from that in-person meeting to cure unless otherwise agreed or a shorter time if the dispute is deemed an especially time-urgent matter by any Party. Notwithstanding the foregoing, if the dispute is deemed to be an especially time urgent matter by any Party these time periods may be shortened and/or any Party may seek immediate relief proceedings with seventy-two (72) hours’ notice to the allegedly breaching Party; provided that in such event if the allegedly breaching Party cures the alleged breach any such relief proceeding shall be dismissed/terminated.

15.	The Parties agree to cooperate to draft and execute documents, necessary or convenient to effectuate the intent of this Settlement.

16.
The rights contained in this Settlement belong solely to the Parties and to any successor in interest to Frontier or the Yurok Tribe. No other person or entity shall have any rights under this Settlement.

17.
Any notice required under this Settlement to be given to any Party shall be given to the relevant Party’s designee(s) listed in this paragraph. Any Party may update its person(s) so designated by given written notice to the other Party. The current notice information is:

Donald Barnes
Office of Self-Governance
Yurok Tribe
190 Klamath Blvd.
P.O. Box 1027
Klamath, CA 95548
dbarnes@yuroktribe.nsn.us

With a copy to:

Jessica Engle
IT Director
Yurok Tribe
jstalnaker@yuroktribe.nsn.us; and,

Kori Cordero
Associate General Counsel
Yurok Tribe
kcordero@yuroktribe.nsn.us

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Charlie Born
Director, Government & External Affairs
Frontier Communications
Charlie.born@ftr.com

With a copy to:
Kevin Saville
General Counsel – Law Department
Frontier Communications
401 Merritt 7
Norwalk, CT 06851

18.	The recitals contained herein are hereby incorporated by this reference.

19.
Within thirty (30) days of the consummation of Frontier’s corporate Restructuring and its emergence from Chapter 11, the Parties will each identify the individual(s) that will serve as their primary contact(s) for purposes of collaboration to accomplish the obligations under this Settlement, including the Project. The Parties will make a good faith effort to provide advanced notice of any change of staffing or contact information.

20.
This Settlement was jointly prepared by the Parties to the Settlement and any uncertainty or ambiguity existing in the document will not be interpreted against any party on the basis that such party drafted or prepared the Settlement.

21.
By signing below, each of the undersigned represents and warrants that they are authorized to sign this Settlement on behalf of the party for whom they sign and thereby binds such party to the terms of this Settlement.

22.
In accordance with the Commission’s Rules of Practice and Procedure, Rule 12.5, the Parties intend that the Commission’s adoption of this Settlement be binding on each Party, including its legal successors, predecessors, assigns, partners, joint ventures, shareholders, members, representatives, agents, attorneys, parent or subsidiary companies, affiliates, officers, directors, and/or employees. Adoption of this Settlement does not constitute approval of, or precedent regarding, any principle in any future proceeding, unless the Commission expressly provides otherwise.

23.
The Parties agree that the Commission’s adoption of this Settlement should not be construed as an admission or waiver by any Party regarding any fact, matter of law, or issue thereof that pertains to the subject of this Settlement. Further, the Parties agree that the obligations set forth in this Settlement are without prejudice to positions each Party has taken, or may hereafter take, in any proceeding in another state, or in any proceeding at the Commission.

24.
If a Party fails to perform its respective obligations under this Settlement, after reasonable notice and opportunity to cure its default, any other Party to the Settlement may come before the Commission to pursue a remedy, including enforcement. The Parties acknowledge that the Commission may assert jurisdiction to enforce the terms and conditions of this Settlement.

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25.	This Settlement may be amended or changed only by a written agreement signed by all Parties and approved by the Commission.

26.	This Settlement shall be governed by and interpreted in accordance with the laws of the State of California and the rules, regulations and General Orders of the California Public Utilities Commission.

27.	This Settlement may be executed in one or more counterparts, and each of which when so executed and delivered will be an original and all of which together will constitute one and the same instrument.

Accepted on behalf of the Yurok Tribe by:	Accepted on behalf of Frontier by:

/s/Joseph L. James Joseph L. James Chairman, Yurok Tribe	/s/ Allison M. Ellis Allison M. Ellis Senior Vice President, Regulatory

Date: January 19, 2021	Date: January 19, 2021

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